SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Pacific Aerospace & Electronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC AEROSPACE & ELECTRONICS, INC.

Notice of Special Meeting of Shareholders to Be Held on December __, 2002

A special shareholder meeting (the “Special Meeting”) will be held in lieu of the fiscal 2001 annual meeting of Shareholders of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”). The Special Meeting will be held at the West Coast Wenatchee Convention Center, located at 121 North Wenatchee Avenue, Wenatchee, Washington, on December      , 2002, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect five members of the Board of Directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified;

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from one hundred million (100,000,000) shares to twenty billion (20,000,000,000) shares (without affecting per share par value);

3.	To approve a 1-for-200 reverse stock split of the Company’s then authorized, issued and outstanding shares of Common Stock (without affecting per share par value) (the “Reverse Split”);

4.	To approve a new Stock Option Plan for the Company providing for incentive grants to certain employees following the restructuring of the Company (the “New Stock Option Plan”);

5.	To ratify the appointment of KPMG LLP (“KPMG”) as the independent auditors of the Company for the fiscal year ended May 31, 2002; and

6.	To transact any other business that may properly come before the Special Meeting.

The Board of Directors is not aware of any other business to come before the Special Meeting.

Only shareholders of record on December      , 2002, are entitled to notice of and to vote at the Special Meeting or any adjournments of the meeting. Under the Washington Business Corporation Act, shareholders are entitled to dissenters’ rights solely with respect to Proposal 3. A brief description of the dissenters’ rights statute is included under Proposal 3 on page 41 below, and a copy of the dissenters’ rights statute is included as Appendix F. Shareholders who are considering exercising their dissenters’ rights must comply fully with the statutory requirements and, accordingly, should read the dissenters’ rights statute in its entirety.

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote personally on all matters brought before the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Donald A. Wright Chief Executive Officer and President

December __, 2002

Wenatchee, Washington

PROPOSAL 1 — ELECTION OF DIRECTORS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 — AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED COMMON STOCK
PROPOSAL 3 — 1-FOR-200 REVERSE STOCK SPLIT AND PROPORTIONATE AUTHORIZED CAPITAL REDUCTION
PROPOSAL 4 — APPROVAL OF THE NEW STOCK OPTION PLAN
PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
FINANCE AND AUDIT COMMITTEE REPORT TO SHAREHOLDERS
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E
APPENDIX F

PACIFIC AEROSPACE & ELECTRONICS, INC.
430 Olds Station Road
Wenatchee, Washington 98801
(509) 667-9600

PROXY STATEMENT

Purpose

The Board of Directors of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”), is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at a special shareholder meeting (the “Special Meeting”) to be held in lieu of the Company’s fiscal 2001 annual meeting of shareholders. The Special Meeting will be held at the West Coast Wenatchee Convention Center, 121 North Wenatchee Avenue, Wenatchee, Washington, on December      , 2002, at 9:00 a.m. Pacific Daylight Time. The accompanying Notice of Special Meeting of Shareholders, this Proxy Statement, and the enclosed proxy card are first being mailed to shareholders on or about      , 2002.

Record Date and Outstanding Shares

The Board of Directors has fixed December      , 2002, as the record date (the “Record Date”) for determining the holders of the Company’s common stock, $0.001 par value (the “Common Stock”), and the holders of the Company’s Series C Convertible Preferred Stock, $0.001 par value (the “Series C Preferred Stock”), who are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 90,734,386 shares of Common Stock and 1,000 shares of Series C Preferred Stock (convertible into 4,865,820,023 shares of Common Stock) outstanding. Holders of shares of Common Stock will vote together with holders of the Series C Preferred Stock on all matters submitted for shareholder approval at the Special Meeting, with the Series C Preferred Stock voting on an as-converted basis, except with respect to Proposal 2 for which the holders of Common Stock will vote separately in addition to voting together with holders of the Series C Preferred Stock and Proposal 3 for which the holders of Common Stock and Series C Preferred Stock will each vote separately as a single class. The 90,734,386 shares of Common Stock currently outstanding and the 4,865,820,023 shares of Common Stock into which the Series C Preferred Stock is to be converted are referred to together in this Proxy Statement as the “Voting Shares.”

Proxies

The Board of Directors is soliciting the enclosed proxy for use at the Special Meeting and any adjournments of the meeting and will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Special Meeting, and not properly revoked by the shareholder in accordance with the instructions below, will be voted at the Special Meeting or any adjournments thereof in accordance with the instructions in the proxy.

Revocation of Proxies

The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

1.	by filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

2.	by signing and dating a subsequent proxy relating to the same Voting Shares and delivering it to the Secretary of the Company before the Special Meeting; or

3.	by attending the Special Meeting and voting in person. However, attendance at the Special Meeting without voting in person or taking one of the foregoing measures will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, Washington, 98801, Attention: Corporate Secretary, or hand delivered to the Secretary of the Company at the Special Meeting, at or before the taking of the vote.

Quorum

The presence in person or by proxy of at least a majority of each of the Common Stock and the Series C Preferred Stock is required to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum.

Voting

The Voting Shares (or outstanding Common Stock only with respect to Proposal 2) represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

•	FOR the five nominees to the Board of Directors named in this Proxy Statement;

•	FOR the amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 shares to 20,000,000,000 shares (Proposal 2);

•	FOR a 1-for-200 reverse stock split of the Company’s then authorized, issued and outstanding shares of Common Stock (without affecting per share par value) (the “Reverse Split”);

•	FOR the adoption of a new Stock Option Plan for the Company providing for incentive grants to certain employees following the restructuring of the Company (the “New Stock Option Plan”);

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ended May 31, 2002; and

•	at the discretion of the persons named in the proxy on any other business that may properly come before the Special Meeting.

Each of the foregoing is referenced herein as a “Proposal.”

Results of Voting

Under applicable law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the Special Meeting:

1.	The five nominees for election to the Board of Directors who receive the largest number of the votes cast for the election of directors by the holders of the Voting Shares present in person or represented by proxy will be elected directors. Each shareholder will be entitled to one vote for each Voting Share held by that shareholder, and will not be entitled to cumulate votes in the election of directors.

2.	The amendment to the Company’s Articles of Incorporation, increasing the number of authorized shares of Common Stock from 100,000,000 to 20,000,000,000 shares will be ratified if a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Common Stock and Series C Preferred Stock, voting together as a single class, vote in favor of its ratification.

3.	The Reverse Split will be ratified if a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series C Preferred Stock, in each case voting as a separate class, vote in favor of its ratification.

4.	The New Stock Option Plan will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

5.	The appointment of KPMG LLP as the Company’s independent auditors will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

Abstentions from voting and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to a Proposal) will not be counted as an affirmative or negative vote on the Proposal. Accordingly, abstentions and broker non-votes will have the same legal effect as a vote against the Proposal for those Proposals requiring approval by a majority of the outstanding Voting Shares, shares of Common Stock or Series C Preferred Stock, as applicable.

Notice to Beneficial Owners of Voting Shares

Any Voting Shares held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients or otherwise held in “street name,” may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Beneficial owners should receive instructions from their brokerage houses that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

The Company will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by directors, officers, and employees of the Company personally, or by telephone or facsimile. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to the beneficial owners of the Common Stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

Financial and Other Information

The following sections, as applicable, of our Annual Report on Form 10-K/A for the fiscal year ended May 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) on      , 2002, are incorporated by reference into this Proxy Statement: Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, and Quantitative and Qualitative Disclosures about Market Risk. Copies of the Company’s Annual Reports on Form 10-K for the years ended May 31, 2001 and 2002 have been delivered to shareholders with this Proxy Statement. The Company is also delivering with this Proxy Statement, copies of the Form 10-Q for the fiscal quarter ended August 31, 2002, filed with the Commission on October 15, 2002. Shareholders entitled to notice of the Special Meeting may obtain additional copies of our annual reports, without charge, by writing Charles Miracle, Chief Financial Officer and Secretary, at the Company’s principal executive offices located at 430 Olds Station Road Wenatchee, Washington 98807. Representatives of KPMG, the Company’s independent accountants, are expected to be present at the Special Meeting. KPMG will have an opportunity to make a statement if their representatives desire to do so and we expect KPMG representatives to be available to respond to appropriate questions of shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company will consist of five directors, who will be elected at the Special Meeting to serve until their successors are elected at the next annual meeting of shareholders. The director-nominees listed below comprise the Company’s current Board of Directors. Unless a proxy received by the Company directs otherwise or is properly revoked, that proxy will be voted FOR the election of the following five nominees:

Name	Age	Position with Company

Richard W. Detweiler	60	Director
Carl H. Goldsmith	36	Director
Matthew C. Kaufman	32	Director and Chairman
Philip Raygorodetsky	29	Director
Donald A. Wright	50	Director, Chief Executive Officer and President

Richard W. Detweiler. Mr. Detweiler has been a director of the Company since March 19, 2002. Mr. Detweiler has been, since 1996, Managing Director and part owner of Carlisle Enterprises, LLC, a private equity investment firm. Prior to that, Mr. Detweiler was Chairman and CEO of Precision Aerotech, Inc., a publicly traded diversified manufacturing firm and had general management responsibilities for subsidiaries of Caterpillar Inc., Sundstrand Corporation and Navistar International Corporation. Mr. Detweiler started his career in finance and served as Chief Financial Officer for Caterpillar’s Solar Turbines subsidiary. He is currently a director of Treesource Industries, Inc. and RBX Corporation.

Carl H. Goldsmith. Mr. Goldsmith has been a director of the Company since March 19, 2002. Mr. Goldsmith is a Managing Director of M.W. Post Advisory Group, LLC, which he joined in 1994. Following the Exchange, M.W. Post Advisory Group, LLC owns approximately 26% of the Company’s

Common Stock on a fully-diluted basis. Prior to 1994, Mr. Goldsmith was an employee of PricewaterhouseCoopers LLP, where he worked on a wide range of assignments in the Valuation and Corporate Recovery departments. He is a director of Imperial Technology, Inc.

Matthew C. Kaufman. Mr. Kaufman has been director and Chairman of the Board of the Company since March 19, 2002. Mr. Kaufman is a Managing Director with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 52% of the Company’s Common Stock on a fully-diluted basis following the Exchange. From 1996 to 1997, Mr. Kaufman was Director of Corporate Finance with NextWave Telecom, Inc. Prior to that, he was with The Blackstone Group, in the Merchant Banking and Mergers & Acquisitions departments. He is a director of Day International Group, Inc., Waddington North America, Inc., Globecom Interactive, Inc. and Woods Equipment Company.

Philip Raygorodetsky. Mr. Raygorodetsky has been a director of the Company since June 1, 2002. Mr. Raygorodetsky is a Vice President with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 52% of the Company’s Common Stock on a fully-diluted basis following the Exchange. Mr. Raygorodetsky was previously with Salomon Smith Barney, Inc. in the Health Care Group. Prior to joining Salomon Smith Barney, Inc., Mr. Raygorodetsky worked at Andersen Consulting. He is a director of Worldtex, Inc. and Simcala, Inc.

Donald A. Wright. Mr. Wright has been the Chief Executive Officer and President of the Company since February 1995, and of its predecessors since 1990. Mr. Wright was the Chairman of the Board from 1995 to March 2002. Mr. Wright is also an officer and director of each of the Company’s operating subsidiaries.

All of the nominees other than Donald A. Wright and Philip Raygorodetsky were appointed to the Company’s board in connection with a restructuring of the Company whereby the holders of the Company’s 111/4% senior subordinated notes due 2005 (the “Noteholders”) exchanged their notes, including accrued interest thereon, for a combination of new senior subordinated notes, Common Stock and convertible preferred stock (as more fully described in Proposal 2). In connection with the restructuring, the Noteholders, by virtue of holding their Series C Preferred Stock, were granted the authority to appoint all five members to the Board of Directors as of the date of issuance of such Series C Preferred Stock. The Noteholders initially appointed Robert A. Hamwee, Matthew C. Kaufman, Richard W. Detweiler and Carl H. Goldsmith as directors of the Company on March 19, 2002, the date the Noteholders exchanged their notes. Mr. Hamwee resigned as a director effective June 1, 2002 and was replaced by Mr. Raygorodetsky. Messrs. Raygorodetsky, Kaufman and Detweiler have been appointed to the Board by GSCP Recovery, Inc. and Mr. Goldsmith has been appointed to the Board by M.W. Post Advisory, Group LLC. Mr. Kaufman serves as Chairman of the Board. In addition, pursuant to the Exchange Agreement entered into as part of the restructuring, the Chief Executive Officer is entitled to hold a position on the Board of Directors. This provision was included because the Noteholders felt that it was beneficial to have an officer also serve as a director. Thus, Mr. Wight, as Chief Executive Officer was designated to remain on the Board of Directors.

The Noteholders currently hold approximately 97.5% of the Common Stock of the Company on a fully-diluted basis (assuming conversion of the Series C Preferred Stock). Thus, by virtue of their share ownership, the Noteholders will be able to control the outcome of any vote put to the shareholders. In addition, the Noteholders have indicated to management of the Company that they intend to vote their shares to elect the foregoing directors to serve as directors until the next annual meeting. Thus, even after the automatic conversion of the Series C Preferred Stock into Common Stock (as more fully described in Proposal 2), the Noteholders will remain able to elect all five members of the Company’s Board of

Directors. The Noteholders have agreed to reserve one seat on the Board of Directors for the Company’s Chief Executive Officer and have agreed to cause the election of the Company’s Chief Executive Officer to the Board.

Each of the directors has agreed to continue to serve as a director if elected. If any director is unable to stand for election, the Voting Shares represented by all proxies in favor of the above slate will be voted for the election of the substitute nominee recommended by the Noteholder that nominated such director. The Company is not aware that any director is or will be unable to stand for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE.

Tenure

Directors of the Company hold office until the next annual meeting of the Company’s shareholders and until their successors have been elected and duly qualified. Pursuant to the terms of the Company’s restructuring, at each meeting of shareholders at which the term of office of any director nominated by a Noteholder expires, each such director will be nominated for election to another term as a director of the Company; provided, however, that if the Noteholder that nominated that director so specifies, or if such director declines or is unable to accept the nomination, another individual designated by that Noteholder will be nominated for election as a director of the Company. The Board of Directors appoints the Company’s executive officers at the first board meeting after each annual meeting of shareholders. Executive officers hold office at the pleasure of the Board of Directors.

Nominations

Currently, the Noteholders are entitled to appoint five members to the Board of Directors by virtue of their ownership of the Company’s Series C Preferred Stock received in the Exchange (as defined below). The Noteholders have agreed that the Board of Directors will consist of (i) three persons nominated by GSCP Recovery, Inc. or its affiliates, (ii) one person nominated by M.W. Post Advisory Group, LLC or its affiliates and (iii) the Chief Executive Officer of the Company. Upon the automatic conversion of the Series C Preferred Stock (as described in Proposal 2), however, the Board of Directors will be elected solely by the holders of the Company’s Common Stock. Thus, although the Noteholders will hold well in excess of a majority of the outstanding Common Stock for the foreseeable future, the Board of Directors will consider written proposals from shareholders for nominees for directors to be elected at the next annual meeting of shareholders that are submitted to the Secretary of the Company at least 120 days prior to the next annual meeting, and that contain sufficient background information concerning the nominee to permit the Company to make a judgment as to his or her qualifications.

Director Compensation

     Messrs. Kaufman, Raygorodetsky, Goldsmith and Wright will not be compensated for serving on the Board of Directors. However, Mr. Detweiler will be granted options to purchase shares of the Company’s Common Stock as compensation for serving on the Board of Directors in an amount to be determined by the Compensation Committee after the date of this Proxy Statement. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Vacancies

Replacement directors for vacancies resulting from an increase in the size of the Board of Directors or the resignation or removal of a director may be appointed by the Board of Directors, or may be elected by the shareholders at a special meeting. Pursuant to the terms of the Company’s restructuring, if any member of the Board of Directors elected by the Noteholders ceases to serve as a director of the Company for any reason during his or her term, a nominee for the vacancy will be designated by the Noteholder that originally nominated such resigning or departing director, although other shareholders may also nominate an individual to serve as a director as described above. The Noteholders, however, hold a sufficient number of votes to ensure that their respective nominees will be approved by a vote of the Board of Directors or the shareholders at a special meeting, in either case pursuant to an agreement among the Noteholders and the Company regarding voting and board representation. Directors so appointed or elected hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Board of Directors Meetings

The Company’s Board of Directors met four times during fiscal 2001. The committees met as follows during fiscal 2001: Finance and Audit Committee, four times; Compensation Committee, two times; Option Committee, two times; and Nominating Committee, one time. Each of the members of the Company’s Board of Directors attended at least 75% of all meetings of the Board of Directors and the committees of which he was a member in fiscal 2001. The Board of Directors and the committees also approved a number of actions by unanimous written consent.

The Company’s Board of Directors met five times during fiscal 2002. The committees met as follows during fiscal 2002: Finance and Audit Committee, three times; Compensation Committee, two times. The Option Committee and the Nominating Committee did not meet during fiscal 2002, and were dissolved effective March 19, 2002. Each of the members of the Company’s Board of Directors attended at least 75% of all meetings of the Board of Directors and the committees of which he was a member in fiscal 2002. The Board of Directors and the committees also approved a number of actions by unanimous written consent.

Committees of the Board of Directors

The committees of the Board of Directors as of August 27, 2001, prior to the restructuring, and as of June 1, 2002, following the restructuring, were as follows:

		Members as of	Members as of
Committee	Function	August 27, 2001	June 1, 2002

Finance and Audit Committee	Reviews the Company’s accounting policies, practices, internal accounting controls and financial reporting. Also oversees engagement of the Company’s independent auditors and monitors management implementation of the recommendations and findings of the Company’s independent auditors.	Dale L. Rasmussen Robert M. Stemmler William A. Wheeler	Matthew C. Kaufman Philip Raygorodetsky

Compensation Committee	Establishes salaries, incentives and other compensation for the	William A. Wheeler Gene C. Sharratt	Matthew C. Kaufman Philip Raygorodetsky

		Members as of	Members as of
Committee	Function	August 27, 2001	June 1, 2002

	chief executive officer, chief operating officer, chief financial officer, general counsel, subsidiary presidents and other key employees of the Company and its subsidiaries. Also administers policies relating to compensation and benefits, including the Amended and Restated Independent Director Stock Plan, the Employee Stock Purchase Plan (which was terminated in August 2001), and the New Stock Option Plan.	Dale L. Rasmussen

Option Committee	Administers the Company’s Amended and Restated Stock Incentive Plan and 1999 Stock Incentive Plan	Gene C. Sharratt Dale L. Rasmussen Robert M. Stemmler	*

Nominating Committee	Recommends individuals to be presented to the shareholders for election or reelection to the Board of Directors.	Donald A. Wright Dale L. Rasmussen Robert M. Stemmler	*

*	The Option Committee and the Nominating Committee were dissolved following the Exchange on March 19, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year, and on written representations of the Company’s officers, directors and principal shareholders (“Reporting Persons”) that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2001, the Reporting Persons complied in all material respects with all applicable filing requirements under Section 16(a) of the Exchange Act.

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation paid by the Company to the Chief Executive Officer and to the Company’s three most highly compensated executive officers (the “Named Executives”) for services in all capacities to the Company for the last three fiscal years:

		Annual	Long-Term
		Compensation	Compensation

							Value of		Other Annual
Name and Principal	Fiscal		Securities Underlying		Restricted		Restricted		Compensation
Position	Year	Salary($)	Options/SARs(#)(1)		Stock Awards		Stock		($)

Donald A. Wright	2002	325,015	—		238,095	(9)(12)	$50,000	(13)	43,178	(3)
CEO and President	2001	335,809	75,000		—				7,316	(3)
	2000	292,008	450,000	(2)	—				5,800	(3)

Werner Hafelfinger(5)	2002	219,231	—		47,619	(10)(12)	$10,000	(14)	—
Former COO, V.P.	2001	200,000	37,500		—				2,438	(4)
Operations	2000	175,000	100,000	(2)	—				2,500	(4)

Nick A. Gerde(6)	2002	155,714	—		47,619	(11)(12)	$10,000	(15)	—
Former CFO, VP	2001	150,000	37,500		—				2,438	(4)
Finance,	2000	140,000	100,000	(2)	—				2,500	(4)
Treasurer and Assistant Secretary

Sheryl A. Symonds(7)	2002	231,519	—		47,619	(8)(12)	$10,000	(16)	—
Former V.P.	2001	190,473	37,500		—				—
Administration,	2000	176,364	100,000	(2)	—				—
General Counsel and Secretary

(1)	Represents options to purchase shares of Common Stock.

(2)	One-half of these options were granted in June 1999 with respect to fiscal 1999, and one-half were granted in May 2000 with respect to fiscal 2000.

(3)	Represents estimated value of the personal use of a Company vehicle and premiums on $2 million of key-man life insurance denoting Mr. Wright’s spouse as beneficiary.

(4)	Represents estimated value of the personal use of a Company vehicle.

(5)	Mr. Hafelfinger’s employment with the Company terminated on May 17, 2002.

(6)	Mr. Gerde’s employment with the Company terminated on February 28, 2002.

(7)	Mrs. Symonds employment with the Company terminated on February 28, 2002.

(8)	Represents the issuance of 47,619 shares of common stock in lieu of a portion of Ms. Symonds’ annual salary valued at $10,000 at the time of issuance.

(9)	Represents the issuance of 238,095 shares of common stock in lieu of a portion of Mr. Wright’s annual salary valued at $50,000 at the time of issuance.

(10)	Represents the issuance of 47,619 shares of common stock in lieu of a portion of Mr. Hafelfinger’s annual salary valued at $10,000 at the time of issuance.

(11)	Represents the issuance of 47,619 shares of common stock in lieu of a portion of Mr. Gerde’s annual salary valued at $10,000 at the time of issuance.

(12)	The value of the common stock was valued using the average closing price of the stock for the five days immediately preceding June 1, 2001.

(13)	At the end of the last fiscal year, Mr. Wright held 238,095 shares of restricted stock valued at $14,285, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

(14)	At the end of the last fiscal year, Mr. Hafelfinger held 47,619 shares of restricted stock valued at $2,857, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

(15)	At the end of the last fiscal year, Mr. Gerde held 47,619 shares of restricted stock valued at $2,857, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

(16)	At the end of the last fiscal year, Ms. Symonds held 47,619 shares of restricted stock valued at $2,857, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

Aggregated Options and Fiscal Year-End Option Values

     The following table summarizes the aggregate employee stock options and non-public warrants, and their market values at May 31, 2002, held by the Named Executives:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at FY-end(#)		at FY-end($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald A. Wright	2,307,560	—	—	—
Werner Hafelfinger(2)	197,500	—	—	—
Nick A. Gerde	308,556	—	—	—
Sheryl A. Symonds	297,500	—	—	—

(1)	No options or warrants held by the Named Executives had exercise prices of less than $0.21 per share, the closing price of the common stock on May 31, 2001.

(2)	Includes options to purchase 10,000 shares granted to Mr. Hafelfinger in October 1998 under the Amended and Restated Independent Director Stock Plan, when Mr. Hafelfinger was a non-employee director of the Company.

Employment Agreements

At the time of the Exchange, the Company entered into a new employment agreement with Donald A. Wright. The new employment agreement provides for an annual base salary of $265,000, with annual increases of 5% of his base annual salary. If Mr. Wright is terminated without cause, or if he resigns with good reason, as those terms are defined in his employment agreement, the Company will be required to make severance payments to him. The severance payments consist of either 12 or 24 months of Mr. Wright’s base salary, depending on the date of his termination, as well as 12 months of health and medical benefits. In addition, in accordance with the terms of the Exchange, the Company and Mr. Wright have agreed that Mr. Wright will be granted new stock options under the New Stock Option Plan, as more fully described under Proposal 4 below.

On May 17, 2002, Werner Hafelfinger, who had served as Vice President-Operations and Chief Operating Officer, left his employment with the Company. In accordance with the severance and termination letter executed by Mr. Hafelfinger and the Company, Mr. Hafelfinger will receive severance pay of $210,000, equivalent to one year of his salary, payable on regular payroll days over a 12-month period. Mr. Hafelfinger will also receive medical benefits for one year.

On February 28, 2002, Sheryl A. Symonds, who had served as Vice President-Administration and General Counsel of the Company, left her employment with the Company. In accordance with a separation letter executed by Ms. Symonds and the Company, Ms. Symonds will receive severance pay of $205,710, equivalent to one year of her salary, payable on regular payroll days over a 12-month period. Ms. Symonds will also receive medical benefits for one year.

On August 15, 2001, Nick Gerde, who had served as Vice President Finance of the Company, as well as Treasurer and Assistant Secretary, left his employment with the Company. In accordance with a separation letter executed by Mr. Gerde and the Company, Mr. Gerde will receive severance pay of $150,000, equivalent to one year of his salary, payable on regular payroll days over a 12-month period. Mr. Gerde will also receive medical benefits for one year.

Board Compensation Committee Report on Executive Compensation

     The Committee. No member of the Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time officers of the Company attend meetings of the Committee. However, no officer participates in discussions or deliberations regarding his or her own compensation.

     Responsibilities of the Committee. The Committee’s purpose is to provide a compensation environment that will support and assist in fulfilling the corporate mission and purpose. The Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation policies, reviewing the performance of the Company’s Chief Executive Officer, and determining the level of compensation to be paid to executive officers and certain other key employees of the Company. The Committee also administers the Company’s Amended and Restated Independent Director Stock Plan, the Restated Stock Incentive Plan and the 1999 Stock Incentive Plan (the “Stock Incentive Plans”). In connection with the Exchange, the Company agreed to issue no new awards under any of the Stock Incentive Plans. However, the Company currently intends to adopt a new stock option plan (the “2002 Stock Option Plan”) at the next meeting of the Board. The Committee will determine stock option grants to executive officers and key employees under the Company’s proposed 2002 Stock Option Plan.

     Executive Compensation. The Company’s executive compensation program is designed to support the achievement of Company goals and to ensure that the interests of executive officers and key employees are aligned with the success of the Company. Consequently, a significant portion of the compensation of executive officers and key employees has been through the grant of options under the Stock Incentive Plans. The Committee believes that tying a significant portion of executive compensation to the growth of the Company’s stock price helps align the interests of management with those of the Company’s shareholders.

     Compensation of the Chief Executive Officer. Based on a number of criteria, including relevant data from a third party compensation survey, the Committee believes that Mr. Wright’s contractual salary is at approximately the median in terms of base salary for chief executive officers of similarly situated Northwest manufacturing companies.

     Annual Salaries. The annual salary for Mr. Wright is set pursuant to the terms of a new employment agreement with Mr. Wright entered into in connection with the Exchange. Annual salary under the new employment agreement is subject to increase on an annual basis in accordance with the terms of that agreement. The new employment agreement was approved by the full Board (including all members of the Committee) when it was first signed. From time to time, the Committee may elect to review the contract.

     Adjustment to Annual Salaries for Fiscal 2002. During May 2001, after reviewing the Company’s financial performance and cash position, the Committee determined that the Named Executives should be requested to accept restricted common stock of the Company in lieu of some or all of their contractual salary increases for fiscal 2002. The amount of common stock granted in lieu of salary increases was calculated by dividing the cash compensation not received by the market value of a share of the Company’s common stock. The market value of the Company’s common stock was deemed to be the average of the closing price of the Company’s common stock on Nasdaq for the five trading days prior to issuance. Mr. Wright agreed to forego $50,000 in salary and received 238,095 shares of restricted common stock. Mr. Hafelfinger, Mr. Gerde, and Ms. Symonds each agreed to forego $8,000 in salary and each received 47,619 shares of restricted common stock.

     Incentive Compensation Program. The Company has a management incentive compensation program that provides for the payment of cash bonuses to the executive officers and certain other senior managers upon attainment of certain goals. The purpose of the plan is to provide a direct financial incentive to achieve predetermined levels of Company performance. Under this program, the participants can earn a cash bonus of 10% of their annual salary upon achieving budgeted revenue and operating income levels for the year and an additional 5% upon exceeding budgeted revenue and operating income by 10%. The Committee did not consider any of the Named Executives for cash bonuses for fiscal 2002 because of the Company’s financial performance in fiscal 2002.

     Long-Term Incentive Compensation. The Stock Incentive Plans are long-term incentive plans for executives, managers, and other employees of the Company. The objective of each of the plans is to align employee and shareholder long-term interests by creating a strong and direct link between compensation and shareholder value. The Stock Incentive Plans authorize the Board of Directors, or a committee of the Board, to award stock options to officers and other employees of the Company, as well as to directors and consultants, although the Company has agreed to issue no new awards under the Stock Incentive Plans after the date of the Exchange. The Committee will administer the Stock Incentive Plans and the 2002 Stock Option Plan (after its approval), and the grant of options to executive officers and key employees under the new 2002 Stock Option Plan. Stock options generally are granted at an exercise price not less than 100% of the fair market value of the Company’s common stock on the date of grant. The amount of stock option grants to an individual depends on the person’s level of responsibility in the Company and the person’s job performance. Stock options granted under the Stock Incentive Plans may contain vesting provisions. No stock options were granted during fiscal year 2002, although the Company has a commitment to issue to Donald A. Wright, the Company’s Chief Executive Officer, new stock options which will be exercisable for five percent (5%) of the Company’s common stock on a fully-diluted basis. The exercise price and other terms of Mr. Wright’s new options will be determined by the Committee at the time of the grant and will be designed to incentivize Mr. Wright’s performance as President and Chief Executive Officer. The new options are to vest over three years (1/3 on each anniversary from the date of the Exchange) and will be outstanding for ten years.

     Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers unless the compensation is performance based. The levels of compensation paid by the Company have not exceeded this limit. Although it may be possible in any given year for option exercises to cause an officer’s total compensation for that year to exceed $1 million, the Committee believes that any options granted under the Stock Incentive Plan would meet the requirement of being performance-based and would therefore not be subject to the $1 million limit on deductibility.

PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return on the Company’s common stock, the Standard & Poor’s (“S&P”) 500 Index and the S&P 500 GICS Aerospace & Defense Sub-industry Index, a published industry index, for the period beginning May 31, 1997 and ending May 31, 2002. The graph assumes that $100 was invested on May 31, 1997, in the Company’s common stock, the S&P 500 Index and the industry index, and that all dividends were reinvested. The stock price information shown on the graph below is not necessarily indicative of future price performance. The Company had previously compared its performance to the S&P Aerospace & Defense Index. The change from the S&P Aerospace & Defense Index to the S&P Aerospace & Defense Sub-industry Index was a result of S&P restructuring their indices into the Global Industry Classification Standard.

Company /Index Name	5/31/97	5/31/98	5/31/99	5/31/00	5/31/01	5/31/02

Pacific Aerospace & Electronics, Inc.	100.00	200.33	55.23	40.85	6.86	1.96
S&P 500	100.00	128.59	153.47	167.47	148.04	125.80
S&P 500 GICS Aerospace & Defense Sub-industry Index	100.00	106.42	112.22	92.24	117.53	111.53

Certain Tax Considerations Related to Executive Compensation

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company pays more that $1,000,000 in compensation to a “covered employee” (the chief executive officer and the next four highest paid employees) in a single year, then the Company’s deduction for such compensation could be limited to $1,000,000.

Compensation Committee and Insider Participation

The Compensation Committee is composed of Messrs. Kaufman and Raygorodetsky, neither of whom are or have been employees of the Company. Messrs. Kaufman and Raygorodetsky are employees of GSC Partners, which owns, together with certain of its affiliates, approximately 52% of the Company’s Common Stock on a fully-diluted basis (assuming conversion of the Series C Preferred Stock).

Securities Ownership of Directors, Executive Officers and Principal Shareholders

The following table shows, to the best of the Company’s knowledge based on the records of the Company’s transfer agent and the Company’s records on issuances of shares, as adjusted to reflect changes in ownership documented in filings with the Commission (the “Commission”) made by certain shareholders and provided to the Company pursuant to Section 16 of the Exchange Act, and statements provided to the Company by certain shareholders, the Common Stock and Series C Preferred Stock owned as of June 1, 2002, by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (2) each of the Company’s current directors and those nominated to become directors; (3) the Named Executives; and (4) all executive officers and the current directors of the Company as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

	Common Stock		Series C Preferred Stock

	Number of shares	Percent of	Number of shares	Percent of	Percent of
	beneficially owned(†)	Class (††)	beneficially owned(†)	Class	Voting Stock(†††)

Matthew C. Kaufman(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	2,644,656,383(2)	97.67%	541 shares (convertible into 2,617,001,472 shares of Common Stock)	53.78%	53.36%

Philip Raygorodetsky(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	2,644,656,383(2)	97.67%	541 shares (convertible into 2,617,001,472 shares of Common Stock)	53.78%	53.36%

Richard W. Detweiler Carlisle Enterprises, L.L.C. 7777 Fay Avenue, Suite 200 La Jolla, CA 92037	0	*	0	*	*

GSCP Recovery, Inc.(3) GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	2,644,656,383(2)	97.67%	541 shares (convertible into 2,617,001,472 shares of Common Stock)	53.78%	53.36%

Carl H. Goldsmith(4) M.W. Post Advisory Group L.L.C. 1880 Century Park East, Suite 820 Los Angeles, CA 90067	4,161,126,746(5)	99.06%	852 shares (convertible into 4,161,126,746 shares of Common Stock)	84.94%	83.95%

M.W. Post Advisory Group L.L.C.(6) 1880 Century Park East, Suite 820 Los Angeles, CA 90067	4,161,126,746(5)	99.06%	852 shares (convertible into 4,161,126,746 shares of Common Stock)	84.94%	83.95%

Alliance Capital Management, L.P.(7) 1345 Avenue of the Americas, 39th Floor New York, NY 10105	621,343,397(8)	88.67%	125 shares (convertible into 614,853,455 shares of Common Stock)	13.34%	13.24%

William E. Simon & Sons Special Situation Partners II, L.P.(9) 10990 Wilshire Blvd., Suite 500 Los Angeles, CA 90024	192,984,266(10)	68.51%	39 shares (convertible into 190,966,249 shares of Common Stock)	3.92%	3.89%

HBK Investments, L.P.(11) 300 Crescent Court, Suite 700 Dallas, TX 75201	56,087,635(12)	38.26%	4 shares (convertible into 22,534,017 shares of Common Stock)	*	*

	Common Stock		Series C Preferred Stock

	Number of shares	Percent of	Number of shares	Percent of	Percent of
	beneficially owned(†)	Class (††)	beneficially owned(†)	Class	Voting Stock(†††)

DDJ Capital Management, LLC(13) 141 Linden St., #S-4 Wellesley, MA 02482	15,293,149(14)	*	0	*	*

Strong River Investments, Inc.(15) c/o Gonzales-Ruiz & Aleman (BVI) Limited Wickhams Cay 1, Vanterpool Plaza P.O. Box 873 Road Town, Tortolla – BVI	33,315,492(16)	*	0	*	*

Bay Harbor Investments Inc.(18) c/o Gonzales-Ruiz & Aleman (BVI) Limited Wickhams Cay 1, Vanterpool Plaza P.O. Box 873 Road Town, Tortolla – BVI	33,315,492(17)	*	0	*	*

Donald A. Wright President and Chief Executive Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	2,985,705(19)	*	0	*	*

Charles Miracle Chief Financial Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	11,121(20)	*	0	*	*

Werner Hafelfinger Former Chief Operating Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	409,780(22)	*	0	*	*

Nick A. Gerde Former Chief Financial Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	369,225(23)	*	0	*	*

Sheryl A. Symonds Former Secretary and General Counsel c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	352,463(24)	*	0	*	*

All executive officers and current directors as a group (6 persons)	45,622,764(21)	99.02%	807 shares (convertible into 3,926,648,010 shares of Common Stock)	80.70%	80.12%

*	Less than 1%.

(†)	Shares that a person has the right to acquire by exercise or conversion within 60 days of the date of this Proxy Statement are treated as outstanding for determining the amount and percentage of Common Stock owned by such person, but are not deemed to be outstanding as to any other person or group.

(††)	This figure represents the beneficial ownership percentage of each party assuming that no other party converts its convertible securities of the Company, as required by the Commission. However, the percentages presented under this heading overstate actual ownership significantly because the terms of the Series C Preferred Stock require that all shares thereof be converted at the same time.

The actual beneficial ownership percentage of each party owning Series C Preferred Stock (assuming conversion of the entirety of Series C Preferred Stock at the same time) is set forth in the column entitled “Percent of Voting Stock.”

(†††)	Because the terms of the Series C Preferred Stock require that all of such shares be converted at the same time, this column represents the beneficial ownership percentage of each entity assuming (i) that the Series C Preferred Stock converts in full at the same time, and (ii) that no other exercisable or convertible securities are exercised or converted.

(1)	Mr. Kaufman is an officer and Mr. Raygorodetsky is an employee of GSCP Recovery, Inc. and GSC Recovery II, L.P. and each may be deemed to share voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Messrs. Kaufman and Raygorodetsky disclaim beneficial ownership with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(2)	Includes (a) 27,654,911 shares of Common Stock of which 8,072,070 shares are owned of record by GSC Recovery II, L.P. and 19,582,841 shares are owned of record by GSCP Recovery, Inc.; and (b) 541 shares of Series C Preferred Stock convertible into 2,617,001,472 shares of Common Stock, of which 158 shares of Series C Preferred Stock are owned of record by GSC Recovery II, L.P. and 583 shares of Series C Preferred Stock are owned of record by GSCP Recovery, Inc.

(3)	Each of GSC Recovery II GP, L.P., GSC RII, L.L.C., GSCP (NJ) Holdings, L.P., GSCP (NJ), Inc., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P., TRV Executive Fund, L.P., Greenwich Street Investments II, L.L.C. and GSCP (NJ), L.P., as affiliated entities, may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, as managing members of GSCP (NJ), Inc., may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, disclaims beneficial ownership with respect to the shares hold by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(4)	Mr. Goldsmith is a managing director of M.W. Post Advisory Group, L.L.C. (“M.W. Post”) and may be deemed to share voting and investment power with respect to the shares held by M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post.

(5)	As set forth in the Schedule 13D filed with the Commission on May 31, 2002, M.W. Post reports (i) shared voting power with respect to 4,161,126,746 shares of the Company in connection with its association with a voting group of certain Noteholders, and (ii) shared dispositive power with respect to 1,323,486,097 shares. However, M.W. Post claims beneficial ownership only with respect to 3,968,142,480 shares over which it and the certain GSC entities have shared voting power. In connection with the Exchange, M.W. Post received (i) 13,839,559 shares of Common Stock and (ii) 271 shares of Series C Preferred Stock convertible into 1,309,646,538 shares of Common Stock.

(6)	Carl H. Goldsmith may be deemed to have shared voting and investment power with respect to the shares held by M.W. Post as a managing director of M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post. As set forth in the Schedule 13D filed with the Commission on May 31, 2002, M.W. Post reports (i) shared voting power with respect to 4,161,126,746 shares of the Company in connection with its association with certain GSC entities, and (ii) shared dispositive power with respect to 1,323,486,097 shares. However, M.W. Post claims beneficial ownership only with respect to 3,968,142,480 shares over which it and the certain GSC entities have shared voting power. In connection with the Exchange, M.W. Post received (i) 13,839,559 shares of Common Stock and (ii) 271 shares of Series C Preferred Stock convertible into 1,309,646,538 shares of Common Stock.

(7)	Alliance Capital Management, L.P. may be deemed to have investment power over the shares held on behalf of Nikko Alliance Compass Fund A, Alliance Capital Management Global Investments — U.S. High Yield Fund, The Alliance High Yield Fund, CGCM High Yield Investments and The Equitable Life Assurance Society of the United States. Alliance Capital Management, L.P. may be deemed to have voting power with respect to the shares held on behalf of Alliance Capital Management Global Investments — U.S. High Yield Fund, The Alliance High Yield Fund and CGCM High Yield Investments. Each of Nikko Alliance Compass Fund A and The Equitable Life Assurance Society of the United State may be deemed to have voting power with respect to the shares held on their behalf by Alliance Capital Management, L.P. Alliance Capital is an investment adviser registered under the Investment Advisors Act of 1940. In its fiduciary capacity as an investment adviser, Alliance Capital has been granted authority to vote proxies on behalf of its discretionary client accounts. Alliance exercises this voting authority solely for the best interests of its clients.

(8)	Includes (a) 6,489,942 shares of Common Stock and (b) 125 shares of Series C Preferred Stock convertible into 614,853,455 shares of Common Stock.

(9)	Each of William E. Simon & Sons Special Situations II, L.L.C. and WESKIDS III, LLC, as affiliated entities, may be deemed to have shared voting and investment power with respect to the shares held by William E. Simon & Sons Special Situation Partners II, L.P. This information was obtained from the 13D filed May 31, 2002 by WESKIDS III, L.L.C.

(10)	Includes (a) 2,018,017 shares of Common Stock and (b) 39 shares of Series C Preferred Stock convertible into 190,966,249 shares of Common Stock.

(11)	Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting and investment control over such securities as the members of HBK Management LLC, the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P.

(12)	Includes (a) 238,126 shares of Common Stock, (b) 4 shares of Series C Preferred Stock convertible into 22,534,017 shares of Common Stock, and (c) warrants issued to Bay Harbor Investments Inc. which are exercisable for 33,315,492 shares of Common Stock (HBK Investments L.P. has voting and investment control over the securities of Bay Harbor Investments Inc. pursuant to a management agreement).

(13)	Each of B III Capital Partners, L.P., DDJ Capital III, LLC, B II-A Capital Partners, L.P. and GP III-A, LLC, as affiliates of DDJ Capital Management, LLC, may be deemed to have shared voting and investment power over the shares held by DDJ Capital Management, LLC. This information was obtained from the Schedule 13D/A filed by the foregoing entities with the Commission on September 4, 2002.

(14)	This figure represents warrants that originally provided for the purchase of 4,036,978 shares of Common Stock at an exercise price of $0.001 per share are held by affiliates of DDJ Capital Management, LLC, as follows: B III Capital Partners, L.P. — 1,883,923 shares; DDJ Canadian High Yield Fund — 538,263 shares; B III-A Capital Partners, L.P. — 807,396 shares; State Street Bank & Trust, Custodian — 807,396 shares. The Exchange, however, triggered an anti-dilution adjustment under each of the warrants listed above in this footnote, increasing the number of shares of Common Stock receivable upon exercise of these warrants to an aggregate of 15,293,149 shares. The exercise price of each of the warrants remains at $0.001 per share, the par value of the Common Stock. The magnitude of the increase results directly from the price of the new shares issued in the Exchange. Because the per share consideration for the these shares was far less than either the market price of the Company’s common stock, in the case of the warrant issued to DDJ, and the exercise price of the warrants, in the case of the warrants issued to Strong River and Bay Harbor, the adjustments to the warrants were sizeable.

(15)	As set forth in Schedule 13G filed by Strong River Investments, Inc., with the Commission on May 15, 2001, Cavallo Capital Corp., may be deemed to have shared voting and shared dispositive power over the shares held by Strong River Investments, Inc.

(16)	Represents shares issuable upon exercise of a warrant issued to Strong River Investments, Inc. that originally provided for the purchase of 192,500 shares of Common Stock at an exercise price of $2.01 per share. The Exchange, however, triggered an anti-dilution adjustment under the warrant, increasing the number of shares of Common Stock receivable upon exercise of the warrant to an aggregate amount of 33,315,492. The exercise price of the warrant was adjusted downward to equal the per share purchase price of the equity securities issued in the Exchange. The magnitude of this increase results directly from the price of the new shares issued in the Exchange. Because the per share consideration for the these shares was far less than either the market price of the Company’s common stock, in the case of the warrant issued to DDJ, and the exercise price of the warrants, in the case of the warrants issued to Strong River Investments, Inc. and Bay Harbor Investments Inc., the adjustments to the warrants were sizeable. This information was obtained from the Schedule 13G filed with the Commission May 15, 2001 by Strong River Investments, Inc.

(17)	Represents shares issuable upon exercise of a warrant issued to Bay Harbor Investments, Inc. that originally provided for the purchase of 192,500 shares of Common Stock at an exercise price of $2.01 per share. The Exchange, however, triggered an anti-dilution adjustment under the warrant, increasing the number of shares of Common Stock receivable upon exercise of the warrant to an aggregate amount of 33,315,492. The exercise price of the warrant was adjusted downward to equal the per share purchase price of the equity securities issued in the Exchange. The magnitude of this increase results directly from the price of the new shares issued in the Exchange. Because the per share consideration for the these shares was far less than either the market price of the Company’s common stock, in the case of the warrant issued to DDJ, and the exercise price of the warrants, in the case of the warrants issued to Strong River Investments, Inc. and Bay Harbor Investments Inc., the adjustments to the warrants were sizeable.

(18)	HBK Investments L.P. has voting and investment control over the securities of Bay Harbor Investments Inc. pursuant to a management agreement. Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting and investment control over such securities as the members of HBK Management LLC, the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P.

(19)	Includes (a) 674,145 shares of Common Stock, (b) 4,000 shares issuable upon exercise of public warrants, (c) 100,000 shares issuable upon exercise of a private warrant and (d) 2,207,560 shares issuable upon exercise of vested stock options.

(20)	Includes (a) 3,621 shares of Common Stock and (b) 7,500 shares issuable upon exercise of vested stock options.

(21)	Includes (a) 42,525,148 shares of Common Stock, (b) 4,000 shares issuable upon exercise of public warrants, (c) 100,000 shares issuable upon exercise of a private warrant and (d) 2,993,616 shares issuable upon exercise of vested stock options.

(22)	Includes (a) 212,280 shares of common stock and (b) 197,500 shares issuable upon exercise of vested stock options, as reported on such former officer’s Form 4 filed July 19, 2001 and stock option records of the Company.

(23)	Includes (a) 85,669 shares of common stock and (b) 283,556 shares issuable on exercise of vested stock options, as reported on such officer’s Form 4 filed June 7, 2001 and stock option records of the Company.

(24)	Includes (a) 54,963 shares of common stock and (b) 297,500 shares issuable on exercise of vested stock options, as reported on such officer’s Form 4 filed June 7, 2001 and stock option records of the Company.

Common Stock Ownership

Because Proposals 2 and 3 set forth herein require the vote of the shares of Common Stock as a single class (without the shares of Series C Preferred Stock voting on an as-converted basis with the Common Stock), we have provided the following table which shows, to the best of the Company’s knowledge based on the records of the Company’s transfer agent and the Company’s records on issuances of shares (as adjusted to reflect changes in ownership documented in filings with the Commission made pursuant to Section 16 of the Exchange Act, and information provided to the Company by certain shareholders), the Common Stock owned as of December      , 2002, by (1) each person known by the Company to own more than 5% of the outstanding Common Stock; (2) each of the Company’s current directors and those nominated to become directors; (3) the Named Executives; and (4) all executive offices and the current directors of the Company as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them. Please note that this chart only depicts actual ownership of Common Stock, as opposed to beneficial ownership, and does not take into account any securities convertible into, or exercisable for, shares of Common Stock.

	Common Stock

	Number of shares owned	Percent of Class

Matthew C. Kaufman(1), Chairman of the Board	0	*

Philip Raygorodetsky(1), Director	0	*

Richard W. Detweiler	0	*

GSCP Recovery, Inc.(2) GSC Recovery II, L.P.	27,654,911	30.4%

Carl H. Goldsmith(3), Director	0	*

M.W. Post Advisory Group L.L.C.(4)	13,839,559	15.2%

Alliance Capital Management, L.P.(5)	6,489,942	7.1%

Donald A. Wright, Director, Chief Executive Officer and President	674,145	*

Charles Miracle, Chief Financial Officer	3,621	*

Werner Hafelfinger, Former Chief Operating Officer	212,280	*

Nick A. Gerde, Former Chief Financial Officer	85,669	*

Sheryl A. Symonds, Former General Counsel	54,963	*

All current and former executive officers and current directors as a group (9 persons)	1,030,678	1.14%

(1)	Mr. Kaufman is an officer and Mr. Raygorodetsky is an employee of GSCP Recovery, Inc. and GSC Recovery II, L.P. and each may be deemed to share voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Messrs. Kaufman and Raygorodetsky disclaim beneficial ownership with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(2)	Each of GSC Recovery II GP, L.P., GSC RII, L.L.C., GSCP (NJ) Holdings, L.P., GSCP (NJ), Inc., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P., TRV Executive Fund, L.P., Greenwich Street Investments II, L.L.C. and GSCP (NJ), L.P., as affiliated entities, may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, as managing members of GSCP (NJ), Inc., may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, disclaims beneficial ownership with respect to the shares hold by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(3)	Mr. Goldsmith is a managing director of M.W. Post Advisory Group, L.L.C. (“M.W. Post”) and may be deemed to share voting and investment power with respect to the shares held by M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post.

(4)	Carl H. Goldsmith may be deemed to have shared voting and investment power with respect to the shares held by M.W. Post as a managing director of M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post.

(5)	Alliance Capital Management, L.P. may be deemed to have investment power over the shares held on behalf of Nikko Alliance Compass Fund A, Alliance Capital Management Global Investments - U.S. High Yield Fund, The Alliance High Yield Fund, CGCM High Yield Investments and The Equitable Life Assurance Society of the United States. Alliance Capital Management, L.P. may be deemed to have voting power with respect to the shares held on behalf of Alliance Capital Management Global Investments - U.S. High Yield Fund, The Alliance High Yield Fund and CGCM High Yield Investments. Each of Nikko Alliance Compass Fund A and The Equitable Life Assurance Society of the United States may be deemed to have voting power with respect to the shares held on their behalf by Alliance Capital Management, L.P. Alliance Capital is an investment adviser registered under the Investment Advisors Act of 1940. In its fiduciary capacity as an investment adviser, Alliance Capital has been granted authority to vote proxies on behalf of its discretionary client accounts. Alliance exercises this voting authority solely for the best interests of its clients.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Condominium. In November 1998, the Company entered into a Condominium Purchase and Sale Agreement (the “Condominium Agreement”) with Donald A. Wright, the Company’s Chief Executive Officer, President, and, at the time, Chairman of the Board. Pursuant to the Condominium Agreement, Mr. Wright agreed to purchase from the Company a residential condominium unit within the Company’s headquarters building for a total purchase price of $175,000. At the time the Condominium Agreement was executed, the condominium had not been completed. Upon completion, the condominium had a value higher than Mr. Wright’s purchase price. As a result, Mr. Wright requested that the purchase be rescinded. The Board of Directors agreed to rescind the purchase, but amended Mr. Wright’s employment agreement to require Mr. Wright to reside in the condominium unit. Mr. Wright pays rent on the condominium unit of $750.00 per month, which amount the Company believes represents the fair market rental value of such condominium unit. In addition, the Board of Directors approved an option to purchase, which grants to Mr. Wright the right to purchase the condominium unit for $250,000, the fair market value of the condominium unit on the date of option grant. The option became exercisable February 1, 2000. The option terminates ten business days after Mr. Wright’s employment relationship with the Company ceases for any reason other than death.

NCESD Lease. In August 2001, the Company entered into a lease agreement with North Central Educational Services District (the “NCESD”), pursuant to which the NCESD leased the second floor of our Wenatchee headquarters building from the Company for $6,183 per month for a term of 24 months. In authorizing the lease, the Board of Directors determined that the lease was made for fair market value. Gene C. Sharratt, a director of the Company at the time the lease was negotiated, was Superintendent of the NCESD.

Potential Conflict of Interest

On March 25, 2002, certain affiliates of GSCP Recovery, Inc. and GSC Recovery II, L.P. purchased all of the New Senior Notes (as defined below). In addition, GSCP Recovery, Inc. and GSC Recovery II, L.P. acquired an aggregate of approximately 52% (on a fully-diluted basis assuming conversion of the Series C Preferred Stock in full) of the Company’s Common Stock as part of the Company’s restructuring and in exchange for the 11 1/4% senior subordinated notes due 2005 of the Company held by GSCP Recovery, Inc. and GSC Recovery II, L.P. As a result of their stock ownership, GSCP Recovery, Inc. and GSC Recovery II, L.P. have the ability to elect at least a majority of the Board of Directors of the Company. In addition, GSC Recovery II, L.P. and certain of its affiliates, GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, together own the Company’s 5% senior secured notes due 2007. Such notes contain restrictive covenants and default protections that effectively allow GSCP Recovery, Inc., GSC Recovery II, L.P. and their affiliates to influence or restrict the ability of the Company to engage in various transactions, including mergers, consolidations and the sale of substantially all of the Company’s assets.

Anti-Takeover Considerations

Washington Law. The Company and its U.S. subsidiaries, as Washington corporations, are subject to certain provisions of Washington law regarding significant business transactions and fair price restrictions. These provisions may have the effect of delaying or deterring a hostile takeover involving the Company or its U.S. subsidiaries.

Washington’s “Significant Business Transactions” statute (Chapter 23B.19 of the Washington Business Corporation Act) applies to public companies that are incorporated under Washington law. The statute prohibits, subject to certain exceptions, a corporation from entering into any “significant business transactions” with an “Acquiring Person” (defined generally as a person who or an affiliated group that beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after such person or affiliated group becomes an Acquiring Person unless the transaction or share acquisition made by the Acquiring Person is approved prior to the share acquisition by a majority of the target corporation’s directors. In addition, this statute prohibits a corporation subject thereto from entering into a significant business transaction with an Acquiring Person unless the consideration to be received by the corporation’s shareholders in connection with the proposed transaction satisfies the “fair price” provisions set forth in the statute.

Articles of Incorporation and Bylaws. A number of provisions in the Company’s articles of incorporation and bylaws concern matters of corporate governance and rights of stockholders. Provisions such as those that grant the Board of Directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by the Board of Directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company’s Common Stock, which may result from actual or rumored takeover attempts, may be inhibited, particularly those that might otherwise tend to increase the Company’s stock price. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to the Company’s stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests the stockholders, and could potentially depress the market price of the Company’s Common Stock. The Board of Directors believes that these provisions are appropriate to protect the Company’s interests and the interests of the Company’s stockholders.

The Company’s bylaws provide that annual meetings of stockholders may take place at the time and place established by the Board of Directors. A special meeting of the Company’s stockholders may be called by the Chairman of the Board of Directors, the president, a majority of the Board of Directors or a shareholder or shareholders holding at least 10% of the voting power of the Company. Thus, until a shareholder holds at least 10% of the voting power of the Company he or she may not call a special meeting to take corporate actions that would be required to remove directors or change Company management. In addition, the Company’s bylaws provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if one or more written consents setting forth the action so taken are signed by a number of shareholders entitled to vote thereon equal to the number of shares that must be voted in favor of such an action. The Company’s bylaws may be altered, amended, or repealed by the Board of Directors, subject to the power of the Company’s shareholders to change or repeal the bylaws.

PROPOSAL 2 — AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED COMMON STOCK

Introduction

The Company’s Board of Directors prior to the consummation of the Exchange consisted of Donald A. Wright, the Company’s President and Chief Executive Officer; Warner Hafelfinger, the Company’s former Chief Operating Officer; Dale R. Rasmussen; Gene C. Sharrat; Robert M. Stemmler; and William Wheeler (the “Prior Board”). Both the Prior Board and the current Board of Directors adopted resolutions approving, and the current Board of Directors recommends to the holders of Common Stock that they approve, an amendment to the Company’s Articles of Incorporation (the “Authorized Share Amendment,” a copy of which is attached hereto as Appendix B) to increase the number of authorized shares of

Common Stock from 100,000,000 shares to 20,000,000,000 shares (without affecting par value) (“Proposal 2”). Proposal 2 was adopted by the Board of Directors and is subject to approval of a majority of outstanding shares of Common Stock as well as approval by a majority of the outstanding shares of Common Stock and Series C Preferred Stock voting together as a single class.

Background

In July 1998, the Company issued $75 million of its 11 1/4% senior subordinated notes due 2005 (the “Sub Notes”). The Company used the proceeds of the Sub Notes to purchase its European aerospace group, Aeromet International plc (“Aeromet”). On the day that the Company closed the Aeromet high-yield debt financing, Boeing Company (“Boeing”) announced the first of several record losses, which the Company believes contributed to a higher interest rate than the Company originally expected on its Sub Notes. Shortly thereafter, Boeing also announced the first of a series of layoffs due to the decrease in commercial airplane orders resulting from what Boeing termed the “Asian financial crisis.” At that time, Boeing accounted for approximately 15% of the Company’s revenue. Because Asian airlines generally purchased Boeing 747 aircraft, Boeing’s shipments for that model aircraft, as well as other models to a lesser extent, were dramatically reduced in the fall of 1998 and into 1999. At that time, a substantial number of parts produced by the Company’s U.S. machining division were for use on Boeing 747 aircraft. Thus, in 1998 and 1999, the U.S. machining division’s sales and gross profit margins declined approximately 50% when compared to results in prior years due to this reduction in Boeing shipments. Additionally, although the Company’s Aeromet division in the United Kingdom continued to provide strong results after its acquisition, Airbus announced similar cutbacks and layoffs approximately eight months following Boeing’s original announcement. Thus, in early to mid 1999, the U.K. aerospace market also began to decline and Aeromet gross profit margins began to decrease as well. By mid-1999, the U.S. aerospace group was losing money (and thus using cash to continue operations). At that time, the U.K. aerospace group was continuing to produce cash, but at a much lower rate than had been projected. In addition to the foregoing revenue declines, the Company acquired its fabrication division in June of 1999. That division was not performing well largely due to a reduction in and the cancellation of tooling orders from the commercial aerospace industry.

In early 2000, the commercial aerospace industry remained depressed and fuel costs continued to rise. The transportation industry as a whole also began to decline in early 2000 which also contributed to reduced Company revenues from the Company’s casting division. The Company’s casting division’s primary customers, John Deere and PACCAR, placed fewer orders than had been projected and that division also began using much of the Company’s remaining cash to continue operations.

In March of 2000, the Company entered into four privately-negotiated exchange transactions in order to reduce the total outstanding principal amount of Sub Notes. Altogether, the Company repurchased an aggregate principal amount of $11.3 million of Sub Notes in exchange for 2,902,806 shares of newly issued Common Stock. However, even after this repurchase, the Company’s cash reserves had become so depleted by the end of calendar year 2000 that it became clear to management that the Company would not be able to make its February 2001 interest payment on the Sub Notes.

The Company began to explore alternatives to restructure its debt during the fall of 2000 when it realized that it would have difficulty meeting its February 2001 interest payment on Sub Notes. The Company first explored the sale of Aeromet as a means to generate cash to repurchase the then outstanding Sub Notes and reduce the Company’s overall debt obligations. The Company initially engaged Quarterdeck, an investment banking firm, in November of 2000 to assist in the sale of Aeromet. However, the Company was unable to sell Aeromet prior to the February 1, 2001 interest payment due date for the Sub Notes.

At that time, the outstanding balance under the Company’s then existing senior secured revolving line of credit of approximately $6.3 million was due and the lender was unwilling to extend the revolving line’s maturity date. Thus, the Company needed to locate new senior financing. The Company initially attempted to obtain new senior financing from traditional lending sources to repay its revolving line of credit and to make the February 1, 2001 interest payment on its Sub Notes. When these attempts proved unsuccessful, the Company turned to DDJ Capital Management, LLC (“DDJ”) to provide the needed financing. On March 1, 2001, prior to expiration of the interest payment cure period under the Sub Notes, the Company obtained new senior secured financing from DDJ in the principal amount of $13.8 million. The Company used the proceeds from the DDJ loan to make the February 1, 2001 Sub Note interest payment (of approximately $3.6 million), to repay in full its then existing senior secured loan of approximately $6.3 million, and for fees and expenses of the DDJ senior financing (of approximately $0.9 million). The remainder of the loan was used for general corporate purposes.

Following the DDJ senior financing, the Company continued its efforts to sell Aeromet, expecting to at least partially repay the DDJ loan with the proceeds from the sale of Aeromet. At that time, the Company believed that Aeromet could be sold by May 31, 2001. In addition, the Company evaluated several other options to generate the cash to meet its debt obligations, including a public securities offering and the sale of specific under-performing U.S. divisions, including its U.S. casting division and the fabrication portion of its engineering division. The Company also began negotiating with several holders of its Sub Notes to restructure the portion of its debt that would remain outstanding after the Aeromet sale.

Though the Company remained focused on the sale of Aeromet, it became apparent in July 2001 that Aeromet would not be sold before the August 1, 2001 Sub Note interest payment was due. Moreover, the Company’s plan to raise equity in the public markets became unworkable as its stock price continued to fall following its delisting from the Nasdaq National Market in July 2001. The Company ultimately failed to make its August 1, 2001 Sub Note interest payment prior to the expiration of the cure period for such payment (a payment default under the Sub Note indenture) and, as a result, also defaulted under its DDJ senior debt. During this period, the Company considered filing for Chapter 11 bankruptcy protection, but management determined that this approach would drive away customers and substantially hinder the Company’s chances of survival. Consequently, the Company refocused its efforts to sell Aeromet, to locate additional financing and to restructure the existing debt.

During late August 2001, a strategic buyer was identified to purchase Aeromet and the Company entered into a non-binding letter of intent with that prospective buyer regarding the sale of Aeromet. At that time, the Company anticipated using the proceeds from the sale of Aeromet to pay down a significant portion of the Sub Notes, and then convert the remaining Sub Notes into equity and new notes with a longer term. At that time, the Company also entered into negotiations with a prospective senior lender to provide new senior financing in order to make the delinquent August 1, 2001 Sub Note interest payment and to retire the defaulted DDJ senior debt.

During August 2001, the Company continued to negotiate with several holders of its Sub Notes regarding a restructuring plan. At that time, four institutional investors held approximately 97.5% of the Sub Notes. On September 7, 2001, the Company and holders of approximately 97.5% of the Sub Notes entered into an initial lock-up agreement pursuant to which the holders of Sub Notes agreed to restructure the Company’s debt and equity. The lock-up agreement provided that the holders of Sub Notes would waive the Company’s existing and future defaults under the indenture governing the Sub Notes. Under the terms of the lock-up agreement, the holders of the Sub Notes were to exchange all of the Sub Notes for a combination of Common Stock, convertible preferred stock and new notes. After the conversion of the preferred stock, which would occur immediately after shareholder approval of an increase in the authorized shares of Common Stock, the holders of Sub Notes would own approximately 95% of the Company’s Common Stock on a fully-diluted basis (after giving effect to the anti-dilution adjustments as a result of the restructuring, as set forth in the Company’s outstanding warrants). The notes that were to be issued under this lock-up agreement included $12.5 million of 10% pay-in-kind notes and $17.5 million of senior subordinated notes. In addition, the plan of restructuring also provided that the Company’s Board of Directors would be reconstituted to consist of five members, all of whom would be designated by the holders of Sub Notes (but one of which would be the Company’s Chief Executive Officer). The lock-up agreement also contemplated that the Company would complete the sale of Aeromet and use the proceeds to pay off both the DDJ senior debt and the new senior subordinated notes issued in the exchange, thereby extinguishing a substantial portion of the Company’s debt obligations. The Sub Note holders proposed the material terms of the initial lock-up agreement to the Company and the Company, after recognizing that holders of the Company’s existing equity securities would likely receive nothing and the Company could lose important customers in a bankruptcy, determined that the proposed restructuring would be the best course of action.

The terrorist attacks of September 11, 2001, however, had a significant impact on the marketability of an aerospace company and the prospective buyer of Aeromet ultimately declined to finalize the purchase of Aeromet. The Company decided to discontinue its efforts to sell Aeromet in early October and to focus on obtaining alternative senior financing to payoff the DDJ senior debt and to restructure the Sub Notes. In addition, because the Company would not be able to sell Aeromet, the restructuring outlined in the initial lock-up agreement was no longer possible, since the terms of that restructuring relied on receipt of cash proceeds from the sale of Aeromet to pay down the $17.5 million in new senior subordinated notes that were to be issued to the Sub Note holders in the restructuring.

On October 5, 2001, the Company was able to reach agreement with DDJ to forbear the Company’s defaults on the DDJ senior debt through December 31, 2001, in exchange for a cash payment of approximately $288 thousand (rolled into the principal of the DDJ senior debt) and the acceleration of the DDJ senior debt maturity date to December 31, 2001 (from March 1, 2003). The Company entered into this agreement to give it time to renegotiate the terms of its restructuring with the holders of the Sub Notes.

The Company and the holders of the Sub Notes entered into an amended lock-up agreement on October 19, 2001. Recognizing that the sale of Aeromet on favorable terms was not possible at the time, the terms of the amended lock-up agreement did not require the sale of Aeromet or the repayment of debt with the proceeds from the Aeromet sale. The amended lock-up agreement provided that the holders of Sub Notes would exchange their Sub Notes for Common Stock, convertible preferred stock and new notes. The revised lock-up agreement also contemplated that the Company would refinance the DDJ loan with new senior financing that would also provide sufficient working capital funds. Upon completion of the restructuring described in the amended lock-up agreement, the holders of Sub Notes would own 97.5% of the Company’s Common Stock on a fully-diluted basis (after giving effect to the anti-dilution adjustments as a result of the restructuring, as set forth in the Company’s outstanding warrants) and $15 million of 10% pay-in-kind notes. The amended lock-up agreement also eliminated $15 million of new notes that originally would have been issued to the holders of Sub Notes under the September 7 lock-up agreement, and increased the percentage of the Common Stock that would be owned by the holders of Sub Notes following the restructuring from 95% to 97.5% (on a fully-diluted basis). The holders of the Sub Notes negotiated for the increase in Common Stock in return for the reduction in debt to be given to the Sub Note holders in the amended restructuring. In addition, efforts were refocused on cost-cutting at Aeromet to improve the Company’s financial condition during the restructuring. The amended plan of restructuring continued to provide that the Company’s Board of Directors would be reconstituted to consist of five members, all of whom would be designated by the holders of Sub Notes (but one of which would be the Company’s Chief Executive Officer). The Company believed that accepting the revised restructuring terms represented the only possible protection of the interest for the Company’s shareholders.

In December 2001, the prospective senior lender completed its due diligence and made a financing proposal. However, the proposed amount of available funds (approximately $16.0 million) under the loan was insufficient to meet the Company’s liquidity needs at that time and negotiations with the prospective lender ended. In the last week of December 2001, GSC Partners (an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P.) proposed terms of a new senior secured financing to the Company in a sufficient amount to meet the Company’s liquidity needs. The Company accepted such terms and proceeded to move forward with the completion of its restructuring. The new senior loan proposed by GSC Partners was contingent upon completion of the restructuring. On December 31, 2001, the forbearance agreement with DDJ expired and the DDJ senior debt became due and payable. The Company continued to negotiate the terms of the restructuring with the holders of Sub Notes and kept DDJ appraised of its progress on restructuring.

The Restructuring

On January 11, 2002, the Company entered into an amended lock-up agreement (the “Amended Lock-Up Agreement”) with the holders of the Sub Notes pursuant to which the Company agreed to undertake a transaction to restructure its outstanding debt and equity. The Amended Lock-Up Agreement replaced in full the lock-up agreements that were originally entered into by the Company and the holders of Sub Notes on September 7, 2001 and October 19, 2001. The Amended Lock-Up Agreement provided that as part of the restructuring transaction, the holders of Sub Notes would exchange all of their outstanding Sub Notes, including accrued interest thereon, for a combination of Common Stock, newly issued convertible preferred stock and new subordinated pay-in-kind notes (the “Exchange”), as more fully described in the following section. As of March 19, 2002, the holders of all of the Sub Notes tendered their notes in the Exchange and received approximately 97.5% of the Company’s Common Stock on a fully-diluted basis and $15 million in 10% senior subordinated pay-in-kind notes. In connection with the Exchange, the Board of Directors was reconstituted to consist of five directors, each of whom were designated by the holders of Sub Notes.

The Exchange

The Exchange was consummated as of March 19, 2002. One hundred percent of the holders of the Sub Notes (the “Noteholders”) exchanged $63.7 million aggregate principal amount of Sub Notes, and accrued interest thereon, for: (i) shares of Common Stock in an amount sufficient to give the Noteholders a majority of the outstanding Common Stock of the Company (equal to 51,419,077 shares of Common Stock); (ii) 1000 shares of Series C Convertible Preferred Stock of the Company (convertible into 4,865,820,023 shares of Common Stock), which will be automatically converted into Common Stock upon an increase in the Company’s authorized Common Stock, and (iii) $15 million in aggregate principal amount of new 10% senior subordinated pay-in-kind notes due 2007 (the “PIK Notes”). Upon conversion of the Series C Preferred Stock, the Noteholders will beneficially own approximately 97.5% of the Company’s Common Stock on a fully-diluted basis, as well as the PIK Notes. The terms of the Exchange are set forth in the exchange agreement dated March 19, 2002 (the “Exchange Agreement”) among the Company and the holders of Sub Notes.

The Series C Preferred Stock will be automatically converted (the “Automatic Conversion”) into that number of shares of Common Stock which, when added to the shares of Common Stock previously distributed to the Noteholders in the Exchange, will equal approximately 97.5% of the Company’s Common Stock on a fully-diluted basis. The Automatic Conversion of the Series C Preferred Stock into Common Stock will take place immediately following shareholder approval of an increase in the number of authorized shares of Common Stock to an amount sufficient to effect the conversion of the Series C Preferred Stock in full. Until the Automatic Conversion occurs, the Series C Preferred Stock has an aggregate liquidation preference equal to $45 million and a cumulative dividend rate of 10% per annum, which automatically increased to 14% per annum because the Automatic Conversion did not occur on or before June 1, 2002. The Series C Preferred Stock ranks senior to all other classes of the Company’s capital stock as to liquidation and distributions. In addition, the Series C Preferred Stock is entitled to vote with the Common Stock on all matters brought before the Common Stock for approval (other than as required by law) and is entitled to that number of votes equal to the number of shares of Common Stock into which the Series C Preferred Stock is then convertible.

The Series C Preferred Stock also entitles the holders thereof to appoint all five members of the Company’s Board of Directors. The Noteholders have agreed that one member of the Board of Directors will continue to be the Company’s Chief Executive Officer. In addition, the Exchange Agreement provided that Donald A. Wright, the Company’s President and Chief Executive Officer, would receive options to purchase five percent of the Common Stock of the Company following completion of the restructuring in consideration for Mr. Wright canceling all of his then existing options to purchase Company Stock. Mr. Wright has not yet received his new option grant. The Company intends to grant such options after completion of the restructuring in full, including the increase in authorized Common Stock and reverse stock split described in this proxy statement. In addition, Mr. Wright and the Company subsequently have agreed that Mr. Wright’s existing stock options will not be cancelled because the exercise price of his existing options ($0.22-$4.69) is significantly above the Company’s current per share price ($0.03 on October 24, 2002). In addition, the cancellation of Mr. Wright’s existing stock options coupled with the grant of his new options could result in adverse accounting consequences to the Company, including a charge to earnings for compensation expense over the life of the new options. This compensation expense could vary over time if the price of the Company’s Common Stock fluctuates.

The PIK Notes bear interest at a rate of 10% per annum, which increased to 14% because the Automatic Conversion did not occur on or before June 1, 2002 (as soon as the Automatic Conversion occurs, however, the interest rate on PIK Notes will decrease back to 10% for the remaining term of the notes). Interest on the PIK Notes is payable semi-annually only in additional PIK Notes. The PIK Notes will mature in November 2007, but the Company may pay off or otherwise redeem the PIK Notes in full or in part at any time prior to the maturity date without penalty. The PIK Notes are unsecured senior subordinated obligations of the Company and rank junior to all of the Company’s senior debt.

Considerations of the Board of Directors Relating to the Exchange

The Company’s Prior Board of Directors of the Company considered a number of factors when approving the Company’s restructuring transaction described in this Proxy. Many of the factors that the Board of Directors considered have been described in the Background section above and include: the Company’s then existing defaults under its senior secured debt and its senior subordinated debt; the Company’s general lack of liquidity; the Company’s lack of ability to raise financing through the sale of its equity securities; the Company’s lack of ability to sell Aeromet; the overall decrease in gross profit margins and sales due largely to the economic decline in the aerospace and transportation sectors; the Company’s determination that a bankruptcy filing would be detrimental to the Company’s business; the Company’s inability to refinance its existing defaulted debt obligations absent the restructuring transaction proposed by the Noteholders; and the lack of other refinancing alternatives. In addition to the foregoing, on September 5, 2001, the Company engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to render a fairness opinion to the Company’s Board of Directors, from a financial perspective, with respect to the Restructuring Transaction (as defined below). The Company’s shareholders are not specifically being asked to approve the Company’s restructuring, but only the increase in the Company’s authorized Common Stock that is contemplated as a piece of the restructuring. Below is set forth a description of Houlihan Lokey’s role and its conclusions with respect to its fairness opinion regarding the Restructuring Transaction (as defined below). Shareholders should consider the following as an additional factor (but not the only factor) that the Board of Directors considered when approving the Company’s restructuring described in this Proposal 2.

Fairness Opinion of Houlihan Lokey Howard & Zukin

          The Company retained Houlihan Lokey to render an opinion as to the fairness to the Company and its shareholders (other than those participating in the Restructuring Transaction*), from a financial point of view, of the Restructuring Transaction. The Opinion was furnished for the benefit of the Board of Directors in evaluating the Restructuring Transaction and, by its terms, may not be relied upon by an other person without the written consent of Houlihan Lokey, except to the extent required by applicable law.

          The Company retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

          Houlihan Lokey rendered its oral opinion, subsequently confirmed in writing, that, as of February 27, 2002, subject to and based upon the various qualifications and assumptions set forth in its written opinion, the Restructuring Transaction is fair to the Company and its shareholders (other than those participating in the Restructuring Transaction) from a financial point of view. The full text of Houlihan Lokey’s written opinion to the Company dated February 27, 2002, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this Proxy, and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of such opinion. You are urged to, and should, read the opinion in its entirety. Houlihan Lokey has consented to the filing of the opinion with this Proxy Statement.

          The opinion does not constitute a recommendation on whether or not to support or vote in favor or against the Restructuring Transaction or any matter set forth herein.

          Houlihan Lokey’s opinion addresses only the financial fairness, as of the date of the opinion, of the Restructuring Transaction to the Company and its shareholders (other than those participating in the Restructuring Transaction) and does not address any other terms or conditions of the Restructuring Transaction, the agreements or any related documents relating thereto, the tax or legal consequences of the Restructuring Transaction, including the tax or legal consequences to the shareholders of the Company or the fair market value of the Company. No restrictions or limitations were imposed by the Company upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its opinion.

          Houlihan Lokey was not requested to consider, and Houlihan Lokey expressed no opinion as to, (a) any aspect of the Restructuring Transaction not expressly addressed in its opinion, (b) the underlying business decision of the Company to proceed with the Restructuring Transaction, or (c) the relative merits of the Restructuring Transaction to the Company, its shareholders or any other party as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Furthermore, Houlihan Lokey did not advise the Board of Directors with respect to the Restructuring Transaction or alternatives thereto.

*	Restructuring Transaction means the Exchange and the Automatic Conversion.

          The Company paid Houlihan Lokey a fee of $150,000 for rendering its opinion, no portion of which was contingent upon the opinion being favorable or on the closing of the Restructuring Transaction. If the Restructuring Transaction had been terminated prior to its consummation and Houlihan Lokey had been requested to terminate work prior to completing its analysis, then Houlihan Lokey and the Company would have mutually agreed upon Houlihan Lokey’s fees, but such fees would not have been less than the greater of $75,000, or Houlihan Lokey’s total time costs at its normal rates for similar projects, plus, reasonable expenses. The Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses.

          In connection with its opinion, Houlihan Lokey, among other things: (i) reviewed copies of the Company’s Form 8-K’s dated August 1, 2001, August 31, 2001, September 30, 2001, October 19, 2001, January 29, 2002, and February 1, 2002; (ii) reviewed the Amended Lock-up Agreement dated January 11, 2002 describing the terms and conditions for the exchange of the Sub Notes; (iii) reviewed the preliminary proxy dated February 11, 2002; (iv) reviewed the Schedule 14f-1 information statement filed with the Commission on February 8, 2002; (v) reviewed the Company’s Form T-3 filed with the Commission on February 8, 2002, and amendments thereto filed February 19, 2002 and February 22, 2002; (vi) reviewed the lenders presentation dated August 2001 provided by the Company’s management; (vii) reviewed the Exchange Agreement draft of January 29, 2002 among the Company and the participating noteholders party thereto; (viii) reviewed the Certificate of Designation of the Rights Preferences and Privileges of the Company’s to be designated Series C Convertible Preferred Shares; (ix) reviewed the indenture governing terms of the PIK Notes to be issued in the Exchange; (x) interviewed certain members of the senior management of the Company as well as certain management members of its Aeromet division to discuss the operations, financial condition, future prospects, projected operations and performance of the Company; (xi) interviewed certain members of other financial advisors to the Company to discuss the Restructuring Transaction; (xii) reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended May 31, 2000 and 2001, and quarterly reports on Form 10-Q for the quarters ended February 28, 2001, August 31, 2001 and November 30, 2001; (xiii) reviewed the Company’s unaudited interim financial statements for the seven month period ended December 31, 2001, which Company management has represented as being the latest available as of the date of Houlihan Lokey’s opinion; (xiv) reviewed Company-prepared income statements for the fiscal years ended May 31, 1999 through 2001 that illustrated the financial performance of the Company by division and business unit; (xv) reviewed forecasts and projections prepared by the Company’s management for the fiscal years ending May 31, 2002 through 2005; (xvi) reviewed the historical market prices and trading volume for the Company’s publicly traded securities; (xvii) reviewed other publicly available financial data for companies that Houlihan Lokey deemed comparable to the Company; and (xviii) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Valuation Analysis — General

          Because the Company’s Common Stock is publicly traded, Houlihan Lokey considered the per share value ascribed to it by the public markets. Accordingly, Houlihan Lokey analyzed the Company’s historical Common Stock price, trading volume, level of institutional ownership, and analyst coverage relative to other companies operating in similar industries. On February 21, 2002, the Company’s Common Stock closed at $0.06 per share. The average daily trading volume of the Company’s Common Stock for the three month period preceding February 21, 2002 was approximately 112,000 shares. Thus, the average daily liquidity of the Company’s common stock was approximately $7,000. The mean average daily liquidity of other companies operating in the Company’s industry was approximately $3.9 million. Furthermore, institutional ownership of the Company’s stock was 1.0% versus an average of 44.5% for similar companies. Finally, the Company was not actively followed by securities analysts.

          Based upon the aforementioned characteristics, Houlihan Lokey concluded that the market price of the Company’s Common Stock was based primarily on speculation and did not reflect the underlying value of such stock. Accordingly, Houlihan Lokey performed a fundamental valuation of the Company on both a post-Restructuring Transaction and pre-Restructuring Transaction basis to evaluate the fairness of the Restructuring Transaction from a financial point of view. In addition, Houlihan Lokey compared the recovery rates of the Company’s shareholders to those of equity holders in similar transactions.

          The basic methodology used by Houlihan Lokey to determine the value held by the Company’s shareholders was to determine an enterprise value of the Company based on the analysis described below and then subtracting the value of the Company’s debt and adding to the result the value of the Company’s net operating loss carry forwards, cash and other similar assets to determine the value of the Company’s equity. Houlihan Lokey did not consider the impact of any outstanding options in its analysis because they did not have a material impact on the analysis, and it assumed a value of the PIK Notes of $15 million.

Valuation of the Equity of the Company Post-Restructuring Transaction

          The Market Multiple Approach. The market multiple approach is a widely-used valuation methodology in which the value of a company is determined based upon the trading multiples of comparable publicly-traded companies. This approach can involve the determination of a level of earnings, which are considered to be representative of the future performance of the company, and capitalizing these figures by a risk-adjusted multiple. In performing this analysis, Houlihan Lokey valued the Company’s U.S. Electronics division (“Electronics”) and Aerospace division (“Aerospace”) separately. Accordingly, Houlihan Lokey reviewed certain financial information for two groups of public companies that it deemed to be comparable to the Company’s two divisions.

          The group of comparable companies for the Electronics division included the following: Amphenol Corp., AVX Corp., Ceradyne Inc., CTS Corp., DRS Technologies Inc., EDO Corp., Molex Inc., and Spectrum Control, Inc. Houlihan Lokey calculated, reviewed and analyzed the enterprise value as a multiple of: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); and (ii) earnings before interest and taxes (“EBIT”) for the fiscal year end and latest twelve (12) months financial data for each comparable company. Based on the resulting ranges and medians of market multiples Houlihan Lokey selected ranges of EBITDA and EBIT multiples to apply to a range of representative EBITDA and EBIT levels for Electronics to calculate an enterprise value for Electronics.

          The group of comparable companies for Aerospace included the following: Barnes Group, Inc., Esterline Technologies, Ducommun, Inc., Ladish Company, Inc., and LMI Aerospace, Inc. Houlihan Lokey calculated, reviewed and analyzed the enterprise value as a multiple of revenue and EBITDA for the fiscal year end and latest twelve (12) months financial data for each comparable company. Based on the resulting ranges and medians of market multiples Houlihan Lokey selected ranges of revenue and EBITDA multiples to apply to a range of representative revenue and EBITDA levels for Aerospace to calculate an enterprise value for Aerospace.

          There are inherent differences between the businesses, operations, and prospects of the Company and the comparable companies used in the market multiple analysis. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the market multiple analysis in determining the enterprise value of the Company, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the comparable companies that would, in Houlihan Lokey’s judgment, affect the public market valuation of such companies.

          The Transaction Approach. The transaction approach is similar to the market multiple approach in that the value of a company is analyzed based upon multiples of other companies. A key difference between the transaction approach and the market multiple approach is that the public company multiples used in the transaction approach are based upon transaction values instead of non-transaction trading prices. Houlihan Lokey analyzed certain financial performance measures for numerous transactions involving both electronic components producers and aerospace parts manufactures. No company or transaction used in the transaction analysis was directly comparable to the Company or the Restructuring Transaction. Accordingly, the transaction analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies that could affect values.

          The transactions evaluated for Electronics that Houlihan Lokey considered representative were the following: (i) Newport Corp’s acquisition of Micro Robotic Systems, Inc.; (ii) Solectron Corp’s acquisition of C-MAC Industries, Inc.; (iii) Vishay Intertechnology, Inc.’s acquisition of General Semiconductor, Inc.; (iv) Avnet, Inc.’s acquisition of Kent Electronics Corp.; (v) the management buyout of Raytheon Co-Recreation Products Division; (vi) Simclar International’s acquisition of Techdyne, Inc.; (vii) Sanmina Corp.’s acquisition of Hadco Corp.; (viii) ACT Manufacturing’s acquisition of GSS Array Technology; (ix) Molex’s acquisition of Axsys Technologies Beau Interconnect Division; (x) Saturn Electronics & Engineering’s acquisition of Smartflex Systems; and (xi) Emerson Electric’s acquisition of Astec (BSR) PLC. Houlihan Lokey observed enterprise-value-to-revenue multiples for each of the comparable transactions and used a range of the observed revenue multiples to apply to a range of representative financial data for Electronics to calculate an enterprise value for Electronics. The selected multiples reflected a downward adjustment from the actual observed multiples to exclude control premiums that Houlihan Lokey believes were reflected in the representative transaction multiples.

          The transactions evaluated for Aerospace that Houlihan Lokey considered representative were the following: (i) B/E Aerospace’s acquisition of M&M Aerospace Hardware, Inc.; (ii) Ducommun’s acquisition of Composite Structures LLC; (iii) Royal Bank Private Equity’s acquisition of DONCASTERS plc; (iv) Simclar International Ltd’s acquisition of Techdyne, Inc.; (v) Precision Castparts Corp’s acquisition of Wouter Witzel Holland’s Valve Division; (vi) GKN PLC’s acquisition of The Military Plane Structures Operations of Boeing; (vii) Smiths Industries’ acquisition of Orbital Sciences Corporation’s Fairchild Defense Electronics Business; (viii) The Carlyle Group’s acquisition of The Corporate Commercial Aerostructures Business of Northrop Grumman; (ix) Precision Castparts’ acquisition of United Engineering Forgings LTD-UEF Aerospace; (x) Alcoa’s acquisition of Cordant Technologies, Inc.; (xi) Allied Signal’s acquisition of TriStar Aerospace Co.; (xii) TI Group’s acquisition of General Electric’s Tri-Manufacturing; (xiii) United Technologies acquisition of Sundstrand Corp.; and (xiv) Cordant Technologies’ acquisition of Carlyle Group-Howmet International, Inc. Houlihan Lokey observed enterprise value to revenue multiples and enterprise value to EBITDA multiples, respectively, for each of the comparable transactions and used a range of the observed multiples to apply to a range of financial data for Aerospace to calculate an enterprise value for Aerospace. The selected multiples reflected a downward adjustment from the actual observed multiple to exclude control premiums that Houlihan Lokey believes were reflected in the transaction multiples.

          The Income Approach. The income approach to calculating enterprise value consisted of a discounted cash flow analysis. The discounted cash flow analysis was based on four year projections provided by Company management. In determining the value of the Company based on the discounted cash flow approach, Houlihan Lokey estimated the value of: (i) the Company’s unlevered interim cash flows from present through May 31, 2005; and (ii) the value of the Company as a stand-alone entity at the end of fiscal year 2005 (“Terminal Value”). Houlihan Lokey estimated Terminal Values as a multiple of projected EBITDA and through use of the Gordon Growth Model, which model is a commonly accepted financial technique for estimating the value of a company with a constant growth rate.

          Post-Restructuring Transaction Valuation Summary. As detailed in the chart below, Houlihan Lokey considered valuation indications derived from each of the aforementioned approaches to arrive at a range of enterprise values for the Company from which the value of the Company’s pro forma debt was subtracted and the Company’s net operating loss carryforwards, cash and similar assets were added. Based upon its analyses, Houlihan Lokey determined that a reasonable equity value range for the Company on a marketable, minority interest basis was in the range of $14.2 million to $29.2 million. This implied that the post-Restructuring Transaction value of the 2.5% equity stake of the Company that would be retained by the existing pre-Restructuring Transaction shareholders of the Company would be worth in the range of $356,000 to $731,000.

Post-transaction Summary
(Actual Dollars)

Post-Transaction Summary
Valuation Approach	Value Range

Market Multiple Methodology	$49,000,000	—	$67,000,000
Comparable Transaction Methodology	50,000,000	—	65,000,000
Discounted Cash Flow Methodology	53,400,000	—	66,900,000

Selected Enterprise Value	$50,000,000	—	$65,000,000
Add: Incremental Cash to Fund Working Capital	2,000,000	—	2,000,000

Adjusted Enterprise Value	$52,000,000		$67,000,000
Houlihan Lokey Estimated Total Company Value (rounded)(1)	$57,000,000	—	$72,000,000
Equity Value	$14,240,781	—	$29,240,781
Ownership
Value to Existing Shareholders 2.5%	$356,020		$731,020

(1)	Includes values of non-operating assets (e.g. tax benefit from net operating losses), and cash and equivalents.

Valuation of the Equity of the Company Before the Restructuring Transaction

          Houlihan Lokey’s valuation of the equity of the Company on a pre-Restructuring Transaction basis included application of the aforementioned approaches as well as an adjusted book value approach. However, the pre-Restructuring Transaction valuation reflected discounted multiples, higher discount rates, and the Company’s capital structure prior to consummation of the Restructuring Transaction. Houlihan Lokey discounted multiples and used higher discount rates in order to factor into its analysis the risks that the Company will continue generating losses and continue to be unable to meet certain of its debt service obligations. The following provides a brief summary of Houlihan Lokey’s pre-Restructuring Transaction valuation assumptions.

          The Market Multiple Approach. As in the post-Restructuring Transaction analysis, Houlihan Lokey valued Electronics and Aerospace divisions separately. Accordingly, Houlihan Lokey reviewed certain financial information for two groups of public companies that it deemed to be comparable to the Company’s two divisions. Both sets of comparable companies as well as the corresponding multiples were identical to those used in the post-Restructuring Transaction analysis. From the observed multiples Houlihan Lokey selected ranges of EBITDA and EBIT to apply to a range of representative EBITDA and EBIT levels for Electronics and Aerospace to determine an enterprise value for the Company. The selected multiples reflect a discount of 25% relative to those selected and applied in the post-Restructuring Transaction analysis.

          The Transaction Approach. For the pre-Restructuring Transaction analysis, Houlihan Lokey analyzed certain financial performance measures for the same transactions involving electronic components producers and aerospace parts manufactures analyzed in the post-Restructuring Transaction valuation. Houlihan Lokey selected a range of representative revenue multiples for Electronics and a range of revenue and EBITDA multiples for Aerospace to determine an enterprise value for the Company. The selected multiples reflect a discount of 25% relative to those selected and applied in the post-Restructuring Transaction analysis.

          The Income Approach. The income approach consisted of a discounted cash flow analysis. As was the case with the post-Restructuring Transaction analysis, the discounted cash flow analysis was based on four year projections provided by the management of the Company. In determining the enterprise value of the Company based the discounted cash flow approach, Houlihan Lokey estimated the value of: (i) the Company’s unlevered interim cash flows from present through May 31, 2005, and (ii) the Terminal Value. Houlihan Lokey estimated Terminal Values as a multiple of projected EBITDA and through use of the Gordon Growth Model, which model is a commonly accepted financial technique for estimating the value of a company with a constant growth rate.

          Asset Approach — Adjusted Book Value. In valuing the Company pre-Restructuring Transaction, Houlihan Lokey also considered the Company’s adjusted book value. The adjusted book value approach differs from the market multiple, transactions, and income approaches in two important ways. First, it focuses on individual asset and liability values from a company’s balance sheet, which are adjusted to fair market value. In contrast, the market, transactions, and income approaches focus on the aggregate returns generated by all of a company’s assets. Second, it can be applied in situations where the on going business operations may be curtailed or ceased in the near term, liquidation is imminent. The market and income approaches have limited applicability in such a scenario. The adjusted book value approach can also be used in going-concern situations to provide an additional indication of value. The approach may be appropriate in instances where a company has a heavy investment in tangible assets or where operating earnings are insignificant relative to the value of the underlying assets. In applying the asset approach, Houlihan Lokey analyzed the Company’s assets and liabilities.

          Pre-Restructuring Transaction Valuation Summary. As detailed in the chart below, Houlihan Lokey considered valuation indications derived from the market multiple approach, the transaction approach, and the income approach to arrive at a range of enterprise values for the Company from which the Company’s debt was subtracted and the value of certain other assets including the Company’s net operating loss, carry forwards and cash was added. Furthermore, Houlihan Lokey considered the adjusted book equity value of the Company. Based upon its analyses, Houlihan Lokey determined that the equity value for the Company on a marketable, minority interest basis was nominal.

Pre-transaction Summary
(Actual Dollars)

Pre-transaction Value Conclusion
Valuation Approach	Value Range

Market Multiple Methodology	$40,000,000	—	$51,000,000
Comparable Transaction Methodology	37,000,000	—	50,000,000
Discounted Cash Flow Methodology	41,900,000	—	50,900,000

Selected Enterprise Value	$40,000,000	—	$50,000,000
Houlihan Lokey Estimated Total Company Value (rounded)(1)	$45,000,000	—	$55,000,000
Equity Value	$(43,971,575)	—	$(33,971,575)

(1)	Includes values of non-operating assets (e.g. tax benefit from net operating losses), and cash and equivalents.

Recoveries in Recent Restructuring Transactions

          Houlihan Lokey also compared the recovery rate of 2.5% of the post-Restructuring Transaction equity value that the Company’s stockholders will receive to the recovery rates in recent restructuring transactions that Houlihan Lokey determined were comparable to the Restructuring Transaction. Based on this review, Houlihan Lokey determined that the 2.5% recovery rate was greater than the recovery rate achieved by equity holders in the comparable transactions in most cases.

Conclusion

          Based on the various approaches described above, Houlihan Lokey concluded that the Company’s post-Restructuring Transaction equity value on a marketable minority interest basis was in the range of $14.2 million to $29.2 million. Houlihan Lokey further concluded that the Company’s pre-Restructuring Transaction equity value on a marketable minority basis was nominal. The shareholders of the Company will own 2.5% of the Common Stock of the Company after the Restructuring Transaction. Based on its valuation analysis, Houlihan Lokey determined that the post-Restructuring Transaction value of the shareholders’ 2.5% stake was in the range of $356,000 and $731,000, while the pre-Restructuring Transaction value of the shareholders’ stake was nominal. Accordingly, the value of the shareholders’ stake in the Company post-Restructuring Transaction is greater than the pre-Restructuring Transaction equity value of the Company. Based on the foregoing, Houlihan Lokey’s analyses indicated that the Restructuring Transaction is fair to the Company and its shareholders (other than those participating in the Restructuring Transaction), from a financial point of view.

Assumptions

          The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with its opinion.

          Houlihan Lokey relied upon the accuracy and completeness of all financial, accounting, legal, tax, operating and other information provided to it by the Company and assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of the opinion, or in the assets, financial condition, business or prospects of the Company and that there were no facts or information regarding the Company that would cause the information supplied to Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for the accuracy or completeness of such information.

          With respect to the financial projections and pro forma financial statements and adjustments provided to Houlihan Lokey, all of which were provided by the management of the Company, Houlihan Lokey assumed that such projections and pro forma financial statements and adjustments were reasonably prepared on a basis consistent with actual historical experience, reflected the best currently available estimates and good faith judgments of the management of the Company, and could reasonably be relied upon.

          The estimates contained in Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the price at which the Company’s Common Stock actually will trade post-Restructuring Transaction.

          Houlihan Lokey did not make an independent evaluation, appraisal or valuation of any assets or liabilities of the Company. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the Company’s control and are not susceptible to accurate prediction. While Houlihan Lokey believes that its review is an adequate basis for the opinion it expressed, the opinion is necessarily based upon market, economic and other conditions that exist and could be evaluated as of the date of the opinion, and any change in such conditions could require a re-evaluation of the opinion.

Additional Developments Relevant to the Restructuring Transaction

New Senior Notes. On March 25, 2002, the Company repaid in full the DDJ senior secured debt with $16.2 million of the approximately $22.0 million in gross proceeds from the sale of new 5.0% Senior Secured Notes due 2007 (the “New Senior Notes”). As of the date hereof, GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, collectively own all of the New Senior Notes, and directly or indirectly own approximately 31% of the Company’s outstanding Common Stock and approximately 54% of the Company’s outstanding Series C Preferred Stock, as well as all of the New Senior Notes.

The Company utilized $16.2 million of the proceeds from the sale of the New Senior Notes to repay the DDJ senior secured debt (representing approximately $13.7 million in principal and approximately $2.5 million in accrued and unpaid interest). The Company also utilized the remaining $5.8 million to pay fees and expenses of the restructuring (equal to approximately $2.7 million) and for working capital (equal to approximately $3.1 million). The New Senior Notes will accrete through their 2007 maturity to $36.0 million aggregate principal amount and will bear interest at a rate of 5.0% per annum on the fully accreted principal amount. Interest on the New Senior Notes will be payable semi-annually in cash. The New Senior Notes mature on May 1, 2007, but the Company may redeem the New Senior Notes in full or in part at any time prior to the maturity date at a declining premium over the then accreted principal of the New Senior Notes. The New Senior Notes are secured by all of the assets of the Company and its U.S. subsidiaries and rank senior as to liquidation to all other debt of the Company and its U.S. subsidiaries. The New Senior Notes contain customary covenants and restrictions, including without limitation a restriction on the Company’s ability to incur additional indebtedness.

Other Lenders. The Company is not in compliance with certain covenants of loans made by KeyBank in an aggregate principal amount of approximately $1.7 million (at May 31, 2002) that are secured by a deed of trust on the Company’s headquarters building and improvements on another Company building. As of May 31, 2002, approximately $1.1 million of the principal amount of the loan secured by the Company’s headquarters building remained outstanding and $594,832 of the loan secured by improvements on the other building remained outstanding. Pursuant to a forbearance agreement dated March 15, 2002, KeyBank agreed to forbear from declaring covenant defaults until the Company regains compliance (thereby curing such covenant violations) or May 31, 2003. Under the agreements governing the KeyBank loans, the Company is required to maintain a minimum debt service coverage ratio of 1.50 and a minimum debt to worth ratio of 0.75. As of March 31, 2002, the Company’s debt service ratio was (-0.59) and its debt to worth ratio was 1.39. The Company anticipates obtaining compliance with the debt service ratio by May 31, 2003, but does not anticipate being in compliance with the debt to worth ratio in the foreseeable future.

Financial Effects of the Restructuring

Prior to the Exchange, the Company’s annual interest expense relating to the Sub Notes was approximately $7.2 million. Following the Exchange, the Company had no interest expense and no annual cash outlay with respect to the PIK Notes that were issued in the Exchange due to the accounting treatment of the PIK Notes under the provisions of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” The Company’s annual interest expense on its senior secured debt prior to the issuance of the New Senior Notes was approximately $2.5 million. Following the issuance of the New Senior Notes, the annual interest expense of the Company with respect to the New Senior Notes will consist of $1.8 million payable annually in cash and approximately $1.9 million related to the accretion rate of the New Senior Notes, which is not payable prior to the maturity of such notes. Thus, the total cash interest savings of the Company following the Exchange and the senior debt refinancing will be approximately $7.9 million per year, and the total interest savings including accretion of the Notes will be approximately $6.0 million per year. The Company believes that it will be able to make future payments on its debt and to fund its operations through 2007, until the maturity of the PIK Notes and the New Senior Notes. The Company anticipates that it will need to raise additional cash in order to repay the PIK Notes and the New Senior Notes at their maturity.

Shareholder Approval

Shareholder approval is not required for the Company to undertake the restructuring described herein, and therefore the shareholders are not being asked to vote on the restructuring. However, shareholder approval is required to increase the number of authorized shares of Common Stock from 100,000,000 to 20,000,000,000 shares to allow the conversion of the Series C Preferred Stock into Common Stock. Approval of the increase in the number of authorized shares of Common Stock will generally empower the board to issue the additional shares at any time without prior notice to or approval by the shareholders, although most of the additional authorized shares will be issued to the holders of Series C Preferred Stock in the Automatic Conversion, with the rest of the authorized amount available (after such amount is decreased proportionately in the reverse split) for the Company to conduct future financing activities in the ordinary course. The Company has no current plans to initiate any such financing activities. Further, the equity interests of current shareholders will be significantly diluted when the additional authorized Common Stock is issued.

On the Record Date, the Noteholders owned 51,419,077 shares of Common Stock, representing approximately 57% of the outstanding shares of Common Stock as a single class, and 1,000 shares of Series C Preferred Stock, representing, together with the Common Stock held by the Noteholders, approximately 97.5% of the aggregate shares of Series C Preferred Stock and Common Stock as a combined voting class on a fully-diluted, as-converted basis. Noteholders holding at least a majority of the Voting Shares have indicated to management that they intend to vote their shares for the approval of Proposal 2.

Upon approval of Proposal 2 at the annual meeting, the Authorized Share Amendment (attached to the Proxy as Appendix C) will be filed with the State of Washington and the number of authorized shares of Common Stock will be increased from 100,000,000 shares to 20,000,000,000 shares (without affecting par value). Upon the effectiveness of the Authorized Share Amendment, the Series C Preferred Stock will be automatically converted into shares of the Company’s Common Stock at the then-applicable conversion rate of the Series C Preferred Stock.

The enclosed forms of proxy provide a means for holders of Series C Preferred Stock and Common Stock to vote for or against Proposal 2, or to withhold authority to vote for the Proposal. Each properly executed proxy received in time for the meeting will be voted as specified thereon. If a holder of Series C Preferred Stock or Common Stock does not specify otherwise, the shares represented by that stockholder’s proxy will be voted for the Proposal. The affirmative vote, either in person or by proxy, of the holders of more than 50% of the shares of Series C Preferred Stock (voting on an as-converted basis) and Common Stock outstanding as of the Record Date, voting as one combined voting class (which equates to a majority of the Voting Shares), is necessary to approve Proposal 2. Accordingly, if a stockholder abstains from voting his or her shares on the approval of the Proposal, or a beneficial owner fails to deliver written instructions to his nominee holder of shares so that the nominee holder is not able to vote such shares, it will have the effect of a negative vote. However, as noted above, Noteholders holding a majority of the Voting Shares have advised management that they intend to vote for Proposal 2.

The voting rights and other rights attributable to the Common Stock and the Series C Preferred Stock will not be altered by Proposal 2.

As of November___, 2002, the Company had 100,000,000 shares of Common Stock authorized for issuance, of which 90,734,386 shares were issued and outstanding. The Company has also issued stock options to purchase up to 3,695,085 shares of Common Stock, and public and private warrants which are exercisable for up to 85,315,357 shares of Common Stock. Altogether, the Company is currently under-reserved in respect of its authorized Common Stock available for issuance in the amount of 79,744,828 and thus is not able to issue any Common Stock at the present time. This under-reserved amount is due to the triggering of anti-dilution provisions in certain of the Company’s outstanding warrants as a result of the Exchange, resulting in a significant increase in the number of shares issuable upon exercise of these warrants. Specifically, warrants in favor of DDJ which were initially exercisable for 4,036,978 shares of Common Stock are now exercisable for 15,293,149 shares; warrants in favor of Strong River Investments, Inc. (“Strong River”) initially exercisable for 192,500 shares of Common Stock are now exercisable for 33,315,492 shares; and warrants in favor of Bay Harbor Investments Inc. (“Bay Harbor”) initially exercisable for 192,500 shares of Common Stock are now exercisable for 33,315,492 shares. The anti-dilution adjustment reduced the exercise price of the Strong River and Bay Harbor warrants from $2.01 to the issuance price of the securities issued to the Noteholders in the Exchange, equal to approximately $0.011 per share, and the exercise price of the DDJ warrants remained unchanged at the per share par value, equal to $.001. However, each of DDJ, Strong River and Bay Harbor (collectively holding warrants currently exercisable for 81,924,133 shares of Common Stock) has agreed not to exercise its warrants until the number of authorized shares of Common Stock of the Company has been increased to amount sufficient to effect the exercise of their warrants in full.

If the Company’s shareholders approve an increase in the Company’s authorized Common Stock under this Proposal 2, as well as the Reverse Split under Proposal 3, the Company will have 75,217,228 shares of authorized Common Stock available for issuance upon completion of the Company’s restructuring described in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

APPROVAL OF THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

TO 20,000,000,000 SHARES

PROPOSAL 3 — 1-FOR-200 REVERSE STOCK SPLIT AND PROPORTIONATE AUTHORIZED CAPITAL REDUCTION

Introduction

The Company’s current Board of Directors has adopted a resolution approving, and recommends to the Company’s shareholders, a 1-for-200 reverse split (the “Reverse Split”) of the Company’s outstanding Common Stock (“Proposal 3”) and a proportionate reduction in the Company’s authorized but unissued Common Stock to be undertaken at the discretion of the Board of Directors (as described below). Proposal 3 was adopted by the Company’s current Board of Directors and is subject to approval by a majority of outstanding shares of Common Stock and approval by a majority of outstanding shares of Series C Preferred Stock, each voting as a separate class. In the event the Company receives the approval of a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series C Preferred Stock, voting as separate classes, such approvals shall be deemed to constitute approval of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a single class, in accordance with the Company’s Articles of Incorporation. At least a majority of the Noteholders have indicated to management that they intend to vote their shares of Series C Preferred Stock and Common Stock for the approval of Proposal 3.

The Reverse Split of the Company’s outstanding Common Stock and the simultaneous proportionate reduction in the Company’s authorized but unissued Common Stock will automatically occur upon the filing of the Reverse Split amendment (“Reverse Split Amendment,” a copy of which is attached hereto as Appendix D). The Reverse Split (and the filing of the Reverse Split Amendment) may be undertaken at the option of the Company’s Board of Directors. The Board of Directors may abandon the Reverse Split if it determines the split not to be in the best interests of the Company’s shareholders. If the Board of Directors elects to undertake the Reverse Split, however, the Reverse Split Amendment will in no event be filed on a date earlier than 10 days nor later than 120 days after the effective date of the Authorized Share Amendment and the corresponding Automatic Conversion. The date of filing of the Reverse Split Amendment is referred to throughout this Proposal 3 as the “Effective Date.”

Should the Board of Directors elect to undertake the Reverse Split, each holder of 200 shares of Common Stock will automatically become the holder of one post-Reverse Split share of Common Stock. No fractional shares will be issued in connection with the Reverse Split, and any fractional shares that may result will be redeemed in cash based on the fair market value of the Common Stock (shares held by shareholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable). The fair market value of the Common Stock will be determined (for purposes of the payment for fractional shares) based upon the average of the last reported sale prices on the NASD Over-the-Counter Bulletin Board on each of the ten trading days ending on the day prior to the Effective Date. The Board of Directors believes that the public sale price of the Common Stock measured over a ten-day trading period accurately reflects the fair market value of the Common Stock.

The certificates representing the outstanding pre-Reverse Split shares of Common Stock will not be required to be exchanged for new certificates representing post-Reverse Split shares. Rather, the existing certificates will be deemed automatically to constitute and represent the correct number of post-split shares without further action by the shareholders, and new certificates will only be issued as old certificates are delivered to the Company’s transfer agent as transfers of shares occur after the Effective Date. In connection with the Reverse Split of the Company’s outstanding Common Stock, the Company will also proportionately reduce its authorized Common Stock. As a result of the Reverse Split, the number of outstanding shares of Common Stock on the Effective Date will be reduced from 4,956,554,409 shares to approximately 24,782,772* shares. Simultaneously, the Company’s number of authorized shares of Common Stock will be reduced from 20,000,000,000 shares to 100,000,000 shares.

* This number may vary as a result of the cash-out of fractional shares. The Company estimates that it will pay approximately $_____ to holders of fractional shares of Common Stock after Reverse Split based on a recent reported sales price of $0.03 as of October 24, 2002.

The Company’s authorized shares of preferred stock will not be affected by the Reverse Split.

The Reverse Split will not change the per share par value of the Company’s Common Stock. The only effects on the Company’s consolidated financial statements will be a reclassification of the capital accounts on the Company’s balance sheet, a recalculation of loss per share and weighted average shares outstanding as if the Reverse Split had occurred on the first day of each period presented, and a reduction in the Company’s authorized capital stock.

Reasons for the Proposed Reverse Split

The Company’s Common Stock is currently traded on the NASD Over-the-Counter Bulletin Board. As of October 24, 2002, the market price per share of the Company’s Common Stock was $0.03. The Board of Directors of the Company is of the opinion that the current price per share of the Company’s Common Stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage houses with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks. The Board of Directors believes that the foregoing factors adversely affect the price and liquidity of the Common Stock, and could also affect the Company’s ability to raise additional capital through a sale of equity securities. While the Company may pursue attempts to raise additional equity capital through a sale of equity securities at some future time following the Reverse Split, there are no current plans to raise such additional capital and there can be no assurance that additional capital can be raised on terms acceptable to the Company, even if the Reverse Split is approved.

The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split, and the anticipated corresponding increased price per share, will stimulate interest in the Company’s post-Reverse Split Common Stock and may promote greater liquidity for the Company’s stockholders with respect to those shares held by them. However, the possibility does exist that the liquidity and price of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the proposed Reverse Split.

The Board of Directors is also hopeful that the proposed Reverse Split will result in a price level for the shares that would mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for the Company’s stock. However, there can be no assurance that the proposed Reverse Split will achieve the results outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the trading volume or market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any period of time. In addition, the Reverse Split will have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale. Management is not aware of any present efforts by any person or persons to accumulate Common Stock in order to obtain control of the Company (other than the Noteholders pursuant to the restructuring) and the proposed Reverse Split is not intended to be an anti-takeover device. The approval of Proposal 3 is being sought simply to enhance the image of the Company and to price the Common Stock in a price range more acceptable to the brokerage community and to investors.

The number of authorized shares of Common Stock of the Company (after giving effect to Proposal 2’s authorized common share increase) will be reduced on a proportionate basis with the reduction in outstanding Common Stock in the Reverse Split. After the Automatic Conversion and the Reverse Split, the Company will have available for future issuance 75,217,228 shares of Common Stock for use in financing and other activities in the ordinary course of its business. The Company has no plans to initiate any such financing activities as of the date of this Proxy Statement, nor does the Company have any current plans to acquire other companies using its stock or otherwise.

General Effect of Proposal 3

The effect of Proposal 3 on the aggregate number of shares of the Company’s Common Stock is as follows:

	Number of Shares

		Pro Forma for
		Automatic	Pro Forma for the
	Actual	Conversion(1)	Reverse Split(1)(2)

Common Stock:
Authorized	100,000,000	20,000,000,000	100,000,000
Outstanding	90,734,386	4,956,554,409	24,782,772
Available for issuance	0	15,043,445,591	75,217,228
Per share par value	$0.001	$0.001	$0.001
Preferred Stock:
Authorized	5,000,000	5,000,000	5,000,000
Outstanding	1,000	0	0
Available for issuance	4,999,000	5,000,000	5,000,000
Per share par value	$0.001	$0.001	$0.001

		Pro Forma for
		Automatic	Pro Forma for the
	Actual	Conversion(1)	Reverse Split(1)(2)

Series C Preferred Stock	$18,715,000	$—	$—

Stockholders’ equity (deficit):
Common stock	91,000	4,956,000	25,000
Additional paid-in capital	87,126,000	100,976,000	105,907,000
Accumulated other comprehensive loss	(9,032,000)	(9,032,000)	(9,032,000)
Accumulated deficit	(96,163,000)	(96,163,000)	(96,163,000)

Total stockholders’ equity (deficit)	(17,978,000)	737,000	737,000

Total stockholders’ equity and Series C Preferred Stock	$737,000	$737,000	$737,000

(1)	As adjusted on a pro forma basis to give effect to the increase in the number of authorized shares of Common Stock and the Automatic Conversion.

(2)	Subject to minor adjustment due to the cash-out of fractional shares. The Company estimates that it will pay an aggregate of approximately $ to holders of fractional shares of Common Stock after the Reverse Split, based on the reported sale price of $.03 as of October 24, 2002.

Effect Upon Outstanding Options and Warrants

In connection with Proposal 3, all outstanding options and warrants exercisable for shares of Common Stock will be adjusted so that the number of shares issuable upon the exercise of such outstanding options or warrants will be decreased in proportion to the 1-for-200 Reverse Split, and the exercise price per share under such outstanding options and warrants will be proportionately increased. Outstanding options will be rounded up to the nearest whole share and no cash payment will be made in respect of any fractional share relating to the outstanding options. Following the Reverse Split, the Company expects that there will be approximately 18,500 shares underlying outstanding options. With respect to the Company’s outstanding warrants, cash payments will be made in respect of fractional shares in accordance with the terms set forth in each respective warrant agreement upon exercise of such warrants. However, since all of the Company’s warrants (other than those issued in favor of DDJ, Strong River and Bay Harbor) are currently out-of-the-money, the Company does not anticipate that any warrants will be exercised. Following the Reverse Split, the Company expects that there will be approximately 415,100 shares underlying outstanding warrants. Upon approval of Proposal 4 at the Special Meeting, the Company’s 1999 Stock Option Plan and its 1999 Amended and Restated Stock Option Plan (the “Existing Plans”) will be replaced by the New Stock Option Plan as described more fully in Proposal 4. The Existing Plans will not terminate. No new options will be granted under the Existing Plans, but existing options will still be governed by them. Shares issued under the New Stock Option Plan will be issued on a post-Reverse Split basis.

Effect on Series C Preferred Stock

The Company has outstanding 1,000 shares of Series C Preferred Stock which will convert into 4,865,820,023 shares of Common Stock immediately upon filing of the Authorized Share Amendment with the State of Washington as described under Proposal 2 above, subject to shareholder approval. The conversion of the Series C Preferred Stock into Common Stock will occur prior to the Effective Date, and the converted shares of Common Stock will be split 1-for-200 as part of the Reverse Split. The number of authorized shares of preferred stock of the Company will not be affected by the Reverse Split.

No Exchange of Stock Certificates Required

As noted above under “Introduction,” each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Split will automatically be deemed to represent the correct number of post-split shares after the Effective Date without further action by the shareholders, and it will not be necessary for any shareholder to surrender the existing certificates representing such Common Stock.

Federal Income Tax Consequences

A summary of all material federal income tax consequences of the proposed Reverse Split is set forth below. The following discussion is based upon present federal tax law and does not purport to be a complete discussion of such consequences. Accordingly, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

1.	The proposed Reverse Split will not be a taxable transaction to the Company.

2.	A stockholder will not recognize any gain or loss as a result of the Reverse Split, except that it may recognize gain to the extent of the cash it receives for fractional shares; the maximum cash payment that will be received by a stockholder for fractional shares is 199 times the share price of the Company’s Common Stock. As of October 24, 2002 the share price was $0.03, resulting in a possible maximum payment of $5.97, per record holder.

3.	The aggregate tax basis of a shareholder’s post-Reverse Split shares of Common Stock will equal the aggregate tax basis of the stockholder’s shares of pre-Reverse Split Common Stock, reduced by any basis allocable to the fractional shares for which the stockholder received cash. The holding period of the post-Reverse Split Common Stock generally will include the holding period of the stockholder’s pre-Reverse Split Common Stock, provided the pre-Reverse Split shares of Common Stock were capital assets in the hands of such shareholder.

Dissenters’ Rights

Under Washington law, shareholders are entitled to dissenters’ rights with respect to the Reverse Split Amendment. The dissenters’ rights statue provides that shareholders who dissent from such a proposed corporate action are entitled to obtain payment in cash for the fair value of their fractional share (if any) resulting from the Reverse Split. The Company believes that the maximum value a shareholder would be entitled to in cash as a result of the Reverse Split would be equal to no more than the average price of 199 shares of Common Stock measured over the ten-day trading period immediately preceding the Reverse Split. While the Company believes this to be a reasonable determination of fair value under Washington State Law, our beliefs are not binding on any court and a court may reach a different conclusion with respect to the fair value of such shares.

A shareholder may dissent only if such shareholder (i) delivers written notice to the Company of its intent to demand payment prior to the time the vote is taken on the Reserve Split Amendment, (ii) does not vote its shares in favor of the Reverse Split Amendment, and (iii) subsequently demands payment for its fractional share, all in accordance with RCW chapter 23B.13, which is included as Appendix F. Within 10 days after the meeting, the Company will notify dissenting shareholders (if any) where to send their demand for payment. That same notice will instruct shareholders where to deposit stock certificates, describe any restrictions on transfer of uncertificated shares, and include a form for demand of payment and a deadline for return of the completed form. Shareholders must timely comply with that notice and the instructions included therein in order to retain their dissenters’ rights; any shareholder failing to do so is not entitled to dissenters’ rights. Within 30 days after the meeting (or a later date if specified in the Company’s notice to dissenting shareholders), the Company will pay the dissenters an amount equal to the fair value of their fractional shares as estimated by the Company. Please note that because the Company’s Common Stock is publicly traded on the NASD Over-the-Counter Bulletin Board, the Board of Directors has estimated that the fair value of the Common Stock to be the public sale price of the Common Stock measured over a ten-day trading period. Shareholders who disagree with the Company’s estimate are entitled under certain circumstances, and subject to timely compliance with certain notice requirements, to a court supervised appraisal of fair value as provided in RCW 23B.13.280 -.310. Notwithstanding this right, the Board of Directors believes that such an appraisal would likely not result in a substantially different value for the Common Stock because the Company’s Common Stock is publically traded. As previously noted, a copy of the dissenters’ rights statute, RCW chapter 23B.13, is included as Appendix F. The information presented in this paragraph is a summary, and does not include all the requirements that must be met in order for a dissenting shareholder to perfect his or her dissenters’ rights. Shareholders considering exercising dissenters’ rights must comply strictly and in all respects with the dissenters’ rights statute, and those who fail properly to perfect those rights will not be entitled to exercise dissenters’ rights. Accordingly, if you are considering exercising dissenters’ rights, you must read Appendix F carefully and in its entirety.

Conclusion

For the reasons set forth above, the Board of Directors encourages its shareholders to vote in favor of the Reverse Split as a potential way to increase the Company’s per share stock price and improve the liquidity of the Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE 1-FOR-200 REVERSE STOCK SPLIT.

PROPOSAL 4 — APPROVAL OF THE NEW STOCK OPTION PLAN

Introduction

The Company’s current Board of Directors has adopted a New Stock Option Plan (a copy of which has been provided as Appendix E to this Proxy Statement). The Existing Plans will not be terminated until the date of termination set forth in such plans. No new options, however, will be granted under the Existing Plans, but existing options will still be governed by them. The Company has proposed the New Stock Option Plan, which provides for the award of non-qualified stock options (“NSOs”) to employees following the Exchange. The purpose of the New Stock Option Plan is to enable the Company to attract and retain the services of key personnel. The current Board of Directors believes that stock ownership by management and other key personnel is beneficial in aligning management’s and shareholders’ interests in enhancing shareholder value. The descriptions of the New Stock Option Plan contained in this Proxy Statement are only a summary, and accordingly are qualified in their entirety by the text of the New Stock Option Plan attached as Appendix E.

The Company does not intend to issue any new stock or other incentive grants under the Existing Plans, but those plans will remain in effect until they expire.

The principal provisions of the New Stock Option Plan are summarized below.

Purpose

The purpose of the New Stock Option Plan is to further and promote the interests of the Company, its subsidiaries and its shareholders by enabling the Company and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants, or those who may become employees, non-employee directors or consultants, of the Company and/or its subsidiaries, and to align the interests of those individuals and the Company’s shareholders. To do this, the New Stock Option Plan offers stock options providing employees, non-employee directors and consultants with an interest in maximizing the growth, profitability and overall success of the Company and/or its subsidiaries.

Shares Available

The maximum number of shares of the Common Stock as to which awards may be granted under the New Stock Option Plan may not exceed 4,373,430 shares of Common Stock (on a post-Reverse Split basis), which represents 15% of the total outstanding Common Stock of the Company after the Reverse Split. In the case of any individual optionee, the maximum number of shares of Common Stock with respect to which options may be granted in any calendar year under the New Stock Option Plan may not exceed the initial maximum number of shares that may be granted under the New Stock Option Plan. The limits on the number of shares described in this paragraph and the number of shares subject to any award under the New Stock Option Plan are subject to proportional adjustment as determined by the Compensation Committee, to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the New Stock Option Plan expire or terminate unexercised, the shares of Common Stock allocable to the unexercised or terminated portion of such award shall again be available for award under the New Stock Option Plan.

Administration

The administration, interpretation and operation of the New Stock Option Plan will be vested in the Compensation Committee. Members of the Compensation Committee will be eligible to receive awards under the New Stock Option Plan. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the New Stock Option Plan.

Eligibility

Employees, non-employee directors, consultants, and those who may become employees, non-employee directors or consultants of the Company and/or its subsidiaries are eligible to receive awards under the New Stock Option Plan. Awards under the New Stock Option Plan will be made by the Compensation Committee. Except as set forth below, no determination has been made as to future awards which may be granted under the New Stock Option Plan, although it is anticipated that recipients of awards will include the Company’s current executive officers. The Company currently has approximately 800 employees and four non-employee directors who will be eligible to receive awards under the New Stock Option Plan.

Awards Under the New Stock Option Plan

Introduction. A stock option is an award that entitles a participant to purchase shares of Common Stock at a price fixed at the time the option is granted. Awards under the New Stock Option Plan will be NSOs, as described below. All awards will be evidenced by an award agreement between the Company and the individual participant and approved by the Compensation Committee. In the discretion of the Compensation Committee, more than one award may be granted to an eligible employee.

The exercise price and other terms and conditions of stock options will be determined by the Compensation Committee at the time of grant. An option grant under the New Stock Option Plan does not provide a participant any rights as a shareholder, and such rights will accrue only as to shares actually purchased through the exercise of an option. Stock options granted under the New Stock Option Plan will become exercisable at such time as designated by the Compensation Committee at the time of grant.

Payment for shares issuable upon the exercise of a stock option may be made either in cash, by certified check, bank draft, or money order, or, if permitted by the Compensation Committee and applicable law, by delivery of shares of Common Stock already owned by the participant for at least six months, or such other form of payment as is acceptable to the Compensation Committee.

Changes in Capital Structure. Stock options granted under the New Stock Option Plan and any agreements evidencing such stock options, the maximum number of shares of Common Stock subject to all stock options, and the maximum number of shares subject to options granted to a participant in any calendar year shall be subject to adjustment or substitution, as determined by the Compensation Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such stock options or as otherwise determined by the Compensation Committee to be equitable (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such stock option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the New Stock Option Plan. The Company shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Notwithstanding the above, in the event that the Company is merged or consolidated with another corporation or entity, all or substantially all of the assets of the Company are acquired by another person, the Company reorganizes or liquidates, or the Company enters into a written agreement to merge, consolidate, reorganize, liquidate, or sell all or substantially all of its assets, then the Compensation Committee may, in its discretion, cancel any outstanding stock options and cause the holders thereof to be paid, in cash or stock (including any stock of a successor or acquirer), or any combination thereof, the value of such stock options, based upon the excess of the value, as determined by the Compensation Committee in good faith, of a share of Common Stock over the per share exercise price.

Amendment, Suspension or Termination of the New Stock Option Plan

Unless earlier terminated by the Board, the New Stock Option Plan will terminate on the tenth (10th) anniversary of Board approval of the New Stock Option Plan. The Board may amend, suspend or terminate the New Stock Option Plan (or any portion thereof) at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any subsidiary; provided, however, that no such amendment may, without the approval of the Company’s shareholders, (i) increase the number of shares of Common Stock available for stock options under Section 4.2 of the New Stock Option Plan, or (ii) increase the maximum annual grant under Section 6.6 of the New Stock Option Plan. In addition, no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding stock options, without the consent of such participant. The Compensation Committee may, in its sole discretion, amend or modify at any time and from time to time the restrictions, terms and conditions of any outstanding stock option in any manner to the extent that the Compensation Committee under the New Stock Option Plan or any award agreement could have initially established the restrictions, terms and conditions of such stock option. No such amendment or modification may, however, materially and adversely affect the rights of any participant under any such stock option without the consent of such participant.

Federal Income Tax Consequences

The following is a brief and general summary of all material United States federal income tax consequences applicable to the New Stock Option Plan. The summary does not reflect any provisions of the income tax laws of any state, local or foreign taxing jurisdiction. Because the tax consequences of events and transactions under the New Stock Option Plan depend upon various factors, including an individual’s own tax status, each participant who receives an award under the New Stock Option Plan should consult a tax advisor.

Non-Qualified Stock Options. In general, upon the grant of an NSO, an optionee will not recognize any income. At the time an NSO is exercised, the optionee will recognize compensation taxable as ordinary income, and the Company generally will be entitled to a deduction (see “Limits on Deductions” below), in an amount equal to the difference between the fair market value on the exercise date of the shares acquired pursuant to such exercise and the option price. Upon a subsequent disposition of the shares, the optionee will recognize long- or short-term capital gain or loss, depending upon the holding period of the shares. For purposes of determining the amount of such gain or loss, the optionee’s tax basis in the shares will be the fair market value of such shares on the exercise date.

Effect of Share-for-Share Exercise. If an optionee elects to tender shares of Common Stock in partial or full payment of the option price for shares to be acquired through the exercise of an option (and the Compensation Committee chooses to accept such tender), generally the optionee will not recognize any gain or loss on such tendered shares. For NSOs, the optionee will recognize compensation taxable as ordinary income and the Company generally will be entitled to a deduction (see “Limits on Deductions” below) in an amount equal only to the fair market value of the number of shares received by the optionee upon exercise which is in excess of the number of tendered shares, less any cash paid by the optionee.

Limits on Deductions. Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

The Company has structured the New Stock Option Plan so that the Company may claim a deduction in connection with the exercise of NSOs, provided that, the requirements imposed on qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards.

Additional Information. The recognition by an employee of compensation income with respect to a grant or an award under the New Stock Option Plan will be subject to withholding for income and employment tax purposes as required by law. If an employee, to the extent permitted by the terms of a grant or award under the New Stock Option Plan, uses shares of Common Stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of Common Stock.

Summary Equity Compensation Plan Information

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan category	and rights	and rights	(a))(1)

Equity compensation plans approved by security holders	3,695,085	$2.44	0
Equity compensation plans not approved by security holders	—	—	—
Total	3,695,085	$2.44	0

(1)	In connection with the Exchange, the Company has agreed to issue no additional awards under any of the Company’s existing equity compensation plans.

Options to be Granted Pending Shareholder Approval and Completion of the Restructuring

The following table refers to new stock options to be granted pursuant to the New Stock Option Plan.

NEW PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units	Number of Units Reserved for Issuance

Donald A. Wright(1) President and Chief Executive Officer	*	*	1,457,810	(2)
Charles Miracle, Vice President Finance, Treasurer, Chief Financial Officer and Assistant Secretary	*	*	0
Werner Hafelfinger	*	*	0
Nick A. Gerde	*	*	0
Sheryl A. Symonds	*	*	0
All executive officers and current directors as a group	*	*	1,457,810	(2)

*	No such options have been granted.

(1)	The Company intends to grant Donald A. Wright, the Company’s President and Chief Executive Officer, stock options under the New Stock Option Plan upon completion of the restructuring transaction. The Exchange Agreement provides that Mr. Wright’s new options will be exercisable for 5% of the Company’s Common Stock on a fully-diluted basis. The exercise price and other terms of Mr. Wright’s new options will be determined by the Compensation Committee at the time of the grant. The Board of Directors has determined that Mr. Wright’s options will be issued at a price at least equal to fair value on the date of grant.

(2)	This is the number of shares following the Reverse Split.

Pursuant to the Exchange Agreement, the Company has agreed to grant Donald A. Wright, the Company’s President and Chief Executive Officer, stock options under the New Stock Option Plan. The Exchange Agreement provides that Mr. Wright’s new options will be exercisable for five percent (5%) of the Company’s Common Stock on a fully-diluted basis, which would equal approximately 1,457,810 shares of the Company following the Reverse Split. The exercise price and other terms of Mr. Wright’s new options will be determined by the Compensation Committee at the time of the grant and will be designed to incentivize Mr. Wright’s performance as President and Chief Executive Officer. The Board of Directors has determined that Mr. Wright’s options will be issued at a price at least equal to fair market value on the date of grant. The new options are to vest over three years (1/3 on each anniversary from the date of the Exchange) and will be outstanding for ten years. Mr. Wright holds options (the “Existing Options”) that are currently exercisable for 11,037 shares of Common Stock of the Company on a Reverse Split-adjusted basis. The exercise prices of the Existing Options range from $0.22 to $4.69, and all of such Existing Options have vested. As of October 24, 2002, the market price of the Company’s Common Stock as traded on the OTC Bulletin Board was $0.03. Thus, all of Mr. Wright’s Existing Options are currently out of the money and will likely not be exercised.

All other option grants will be determined by the Compensation Committee following approval of the New Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NEW STOCK OPTION PLAN, AS
SET FORTH IN APPENDIX D TO THIS PROXY STATEMENT.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP currently serves as the Company’s independent accountants and conducted the audit of the Company’s accounts for fiscal year 2001. Subject to shareholder ratification, the Company’s current Board of Directors has, upon recommendation of the Audit Committee, appointed KPMG LLP to serve as independent accountants to conduct an audit of the Company’s consolidated financial statements for fiscal year 2002.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee and the Board of Directors may, in their discretion, direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and the shareholders.

The Company has been advised by KPMG LLP that neither that firm nor any of its associates is aware of any relationship with the Company or its subsidiaries which would impair the independence that exists between public accountants and clients. Representatives of KPMG LLP are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On January 29, 2002, the Company dismissed KPMG LLP and briefly retained Arthur Andersen LLP as its principal independent accountant. Subsequently, the Company decided to dismiss Arthur Andersen LLP and reappointed KPMG LLP as its principal independent accountants on April 22, 2002 . The Finance and Audit Committee approved the Company’s dismissal of Arthur Andersen LLP as its principal independent accountant on April 19, 2002.

In connection with the audits for the fiscal years ended May 31, 2000 and May 31, 2001, and through January 29, 2002, the Company had no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. KPMG LLP’s report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2000, stated that the Company had suffered recurring losses from operations that raised substantial doubt about the Company’s ability to continue as a going concern. KPMG LLP’s initial report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2001, which was dated July 17, 2001, contained a disclaimer of opinion because of the significance of the uncertainty about the Company’s ability to continue as a going concern as a result of recurring losses from operations and a net capital deficiency at May 31, 2001. On July 9, 2002, KPMG LLP issued an audit opinion covering the May 31, 2001 consolidated financial statements of the Company dated July 17, 2001, except as to Note 24(b) which is dated as of May 17, 2002, which opinion states that the Company has suffered recurring losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2002.

Audit Fees

The aggregate fees billed by KPMG LLP for its audit and quarterly reviews conducted in fiscal 2001 were $395,221.

Financial Information Systems Design and Implementation Fees

The Company did not incur any obligations to KPMG LLP during fiscal 2001 for consulting services such as financial information systems design or information systems implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for non-audit services such as income tax preparation were $100,261.

FINANCE AND AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Committee. The Finance and Audit Committee of the Board of Directors (the “Audit Committee”) is composed of two non-employee directors: Messrs. Kaufman (Chairman) and Raygorodetsky. None of the members of the Audit Committee are considered independent from the Company as the term independent is defined by Rule 4200(a)(15) of the NASD listing standards. The Committee has adopted a written charter, which was approved by the Company’s prior Board of Directors before the Exchange and which is set forth in Appendix A to this Proxy Statement.

Audited Financial Statements. In July 2001, the former members of the Audit Committee, Dale L. Rasmussen, Robert M. Stemmler and William A. Wheeler, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, the Company’s independent auditor, issued a disclaimer of opinion in its report on the Company’s financial statements for fiscal year 2001. The former Audit Committee discussed with KPMG the disclaimer and matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

On July 9, 2002, KPMG LLP reissued their report on our fiscal year 2001 financial statements and issued their opinion on the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2001, which opinion states that the Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The former Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2001 with management, which has primary responsibility for the financial statements.

Auditor Independence. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with KPMG LLP that firm’s independence. In addition, the Audit Committee has considered whether the provision by KPMG LLP of non-audit services is compatible with maintaining the independence of KPMG LLP and the Audit Committee concluded that independence has been maintained.

Annual Report on Form 10-K. Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Amended Annual Report on Form 10-K/A for fiscal 2001.

Respectfully submitted,

Matthew C. Kaufman, Chairman
Philip Raygorodetsky

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the next annual meeting of shareholders) is November 25, 2002, which the Company deems a reasonable time before the Company prints and mails its proxy materials. Proposals must be received at the Company’s corporate headquarters, 430 Olds Station Road, Wenatchee, Washington 98807 prior to the deadline and should be addressed to the attention of the Company’s secretary.

OTHER MATTERS

The Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Special Meeting. If other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

December ___, 2002	Donald A. Wright Chief Executive Officer and President

APPENDIX A

Pacific Aerospace & Electronics, Inc.
Charter of the Finance and Audit Committee of the Board of Directors

I. Finance and Audit Committee Purpose

The Finance and Audit Committee is appointed by the Board of Directors of Pacific Aerospace & Electronics, Inc., the Company, to assist the Board in fulfilling its oversight responsibilities. The Finance and Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication between management and the Board of Directors.

The Finance and Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as to anyone in the organization. The Finance and Audit Committee has the ability to retain, at Pacific Aerospace & Electronics, Inc.’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Finance and Audit Committee Composition and Meetings

The Finance and Audit Committee shall be comprised of two or more directors as determined by the Board of Directors (until such time as the Company is subject to the rules and regulations of any stock exchange or market requiring a greater number), each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Finance and Audit Committee members shall be appointed by the Board of Directors on recommendation of the Nominating Committee. If a Finance and Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Finance and Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review Pacific Aerospace & Electronics, Inc.’s financial statements and significant findings based upon the auditors’ limited review procedures.

III. Finance and Audit Committee Responsibilities and Duties

Review Procedures

1.	The Finance and Audit Committee should review and reassess the adequacy of this charter at least annually. The Committee should submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	The Finance and Audit Committee should review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and/or independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with management and the independent auditors, the Committee should consider the integrity of the Company’s financial reporting processes and controls. The Committee should discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. The Committee should also review significant findings prepared by the independent auditors together with management’s responses.

4.	The Finance and Audit Committee should review with financial management the Company’s quarterly financial statements. The Committee should also discuss any significant changes to Pacific Aerospace & Electronics, Inc.’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 7). The Chair of the Committee may represent the entire Finance and Audit Committee for purposes of this review.

Independent Auditors

5.	The independent auditors are ultimately accountable to the Finance and Audit Committee and the Board of Directors, as representatives of the Company’s shareholders. The Finance and Audit Committee shall oversee the independence and review the performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	On an annual basis, the Committee should obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company. The Committee should also review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ objectivity and independence.

7.	Prior to releasing the year-end earnings, the Committee should discuss the results of the audit with the independent auditors. The Committee should also discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

8.	The Finance and Audit Committee should consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Legal Compliance

9.	On at least an annual basis, the Committee should review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

10.	The Finance and Audit Committee should annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

11.	The Finance and Audit Committee should perform any other activities consistent with this charter, the Company’s Bylaws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

12.	The Finance and Audit Committee should maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

APPENDIX B

FAIRNESS OPINION
OF
HOULIHAN, LOKEY, HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

February 27, 2002

The Board of Directors of
Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

Gentlemen:

We understand that Pacific Aerospace & Electronics, Inc. (hereafter referred to as “PAE” or the “Company”) intends to enter into an agreement with the holders (the “Noteholders”) of its 11.25% Senior Subordinated Notes due 2005 (the “Notes”) whereby such Noteholders will exchange their Notes for a combination of (i) common stock (the “Initial Common Issuance”); (ii) new pay-in-kind senior subordinated notes (the “PIK Notes”), and (iii) convertible preferred stock (the “Convertible Preferred Stock”), (together the “Exchange”). We further understand that the Convertible Preferred Stock, upon the affirmative authorization by the Company’s shareholders of an increase in the number of authorized common shares to allow the conversion, shall automatically convert into the number of common shares that, when added to the number of shares of common stock issued to the Noteholders in the Initial Common Issuance, would equal 97.5 percent of the Company’s common stock on a fully diluted basis. The Exchange and other related transactions described herein are referred to collectively herein as the “Transaction.”

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed copies of the Company’s Form 8-K’s dated August 1, 2001, August 31, 2001, September 30, 2001, October 19, 2001, January 29, 2002 and February 1, 2002;

2.	reviewed the Second Amended and Restated Agreement dated January 11, 2002;

3.	reviewed the preliminary proxy statement filed February 11, 2002;

4.	reviewed the schedule 14f-1 information statement filed February 8, 2002;

5.	reviewed the Company’s Form T-3 filed February 8, 2002, and amendments thereto filed February 19, 2002 and February 22, 2002;

6.	reviewed the lenders presentation dated August 2001 provided by Company management;

7.	reviewed the Exchange Agreement draft of January 29, 2002 among the Company and the participating noteholders party thereto;

8.	reviewed the Certificate of Designation of the Rights Preferences and Privileges of the Company’s to be designated Series C Convertible Preferred Shares;

9.	reviewed the indenture governing the terms of the PIK Notes to be issued in the Exchange;

10.	interviewed certain members of the senior management of PAE as well as its Aeromet Division to discuss the operations, financial condition, future prospects, projected operations and performance of the Company;

11.	interviewed certain members of Jefferies & Company. Inc., the Company’s financial advisor for the Transaction, to discuss the Transaction;

12.	reviewed the Company’s annual reports to shareholders on Form 10-K for the two fiscal years ended May 31, 2000 and 2001, and quarterly reports on Form 10-Q for the three quarters ended February 28, 2001, one quarter ended August 31, 2001, and two quarters ended November 30, 2001;

13.	reviewed the Company’s interim financial statements for the seven-month period ended December 31, 2001;

14.	reviewed Company-prepared income statements for the fiscal years ended May 31, 1999 through 2001 that illustrated the financial performance of the Company by division and business unit;

15.	reviewed forecasts and projections prepared by the Company’s management for the fiscal years ending May 31, 2002 through 2005;

16.	reviewed the historical market prices and trading volume for PAE’s publicly traded securities;

17.	reviewed certain other publicly available financial data for certain companies that we deemed comparable to PAE; and

18.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed that, without independent verification, the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us, except as disclosed by the Company in filings enumerated above with the Securities and Exchange Commission following the date of the Company’s financial statements contained in the Form 10-Q for the six-months ended November 30, 2001 through and including the date hereof.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey” hereinafter) in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company and its shareholders (other than those participating in the Transaction), from a financial point of view.

/s/   HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PACIFIC AEROSPACE & ELECTRONICS, INC.

     Pursuant to RCW 23B.10.060 and RCW 23B.01.200, Pacific Aerospace & Electronics, Inc, a Washington corporation, hereby submits these Articles of Amendment to the corporation’s Articles of Incorporation.

     1. The name of the corporation is Pacific Aerospace & Electronics, Inc.

     2. The date of filing the original Articles of Incorporation with the Secretary of State of Washington is September 20, 1996.

     3. The Articles of Incorporation of the corporation are amended by deleting paragraph A of Article II and amending it to read in its entirety as follows:

Authorized Capital. This Corporation is authorized to issue a total of twenty-billion five-million (20,005,000,000) shares, $.001 par value per share, consisting of twenty-billion (20,000,000,000) shares to be designated “Common Stock” and five-million (5,000,000) shares to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidations rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this Article or in any resolution of the Board of Directors adopted pursuant to Paragraph B.

     4. No exchange, reclassification, or cancellation of issued shares is effected by this amendment.

     5. The date of adoption of this amendment was      .

     6. The amendment was duly approved by shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

     7. These Articles of Amendment will be effective upon filing. This is the first Articles of Amendment filed on the date hereof with the Secretary of State of Washington.

DATED: ______________ __, 2002

PACIFIC AEROSPACE & ELECTRONICS, INC.

By:

Donald A. Wright
Chief Executive Officer

C - 1

APPENDIX D

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PACIFIC AEROSPACE & ELECTRONICS, INC.

     Pursuant to RCW 23B.10.060 and RCW 23B.01.200, Pacific Aerospace & Electronics, Inc., a Washington corporation, hereby submits these Articles of Amendment to the corporation’s Articles of Incorporation.

     1. The name of the corporation is Pacific Aerospace & Electronics, Inc.

     2. The date of filing the original Articles of Incorporation with the Secretary of State of Washington is September 20, 1996.

     3. This amendment effects a reverse stock split pursuant to which, at and as of effective date of this amendment, every 200 shares of Common Stock of the Corporation outstanding immediately prior to the time this amendment becomes effective shall be converted into and constitute one share of fully paid and nonassessable Common Stock of the Corporation, without further action of any kind. In addition, the Company’s authorized but unissued shares of Common Stock shall simultaneously undergo a proportionate reduction. The Company’s authorized shares of Preferred Stock will not be affected by the reverse stock split. The reverse stock split will not change the par value of the Company’s Common Stock.

     4. Article II.A of the Articles of Incorporation shall be amended following the reverse stock split by deleting paragraph A of Article II and amending it to read in its entirety as follows:

Authorized Capital. This Corporation is authorized to issue a total of one hundred five million (105,000,000) shares, $0.001 par value per share, consisting of one hundred million (100,000,000) shares to be designated “Common Stock” and five million (5,000,000) shares to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidations rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this Article or in any resolution of the Board of Directors adopted pursuant to Paragraph B.

     5. No exchange, reclassification, or cancellation of issued shares is effected by this amendment.

     6. The date of adoption of this amendment was      .

     7. The amendment was duly approved by shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

     8. These Articles of Amendment will be effective upon filing. This is the second Articles of Amendment filed on the date hereof with the Secretary of State of Washington.

D - 1

DATED: ____________, 2002

PACIFIC AEROSPACE & ELECTRONICS, INC.

By:

Donald A. Wright
Chief Executive Officer

D - 2

APPENDIX E

New Stock Option Plan

PACIFIC AEROSPACE & ELECTRONICS, INC.

2002 Stock Option Plan

* * * * *

     1. Purpose. The purpose of the Pacific Aerospace & Electronics, Inc. 2002 Stock Option Plan (the “Plan”) is to further and promote the interests of Pacific Aerospace & Electronics, Inc. (the “Company”), its Subsidiaries (as defined below) and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate employees, directors and consultants, or those who may become employees, directors or consultants, and to align the interests of those individuals and the Company’s shareholders.

     2. Certain Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

          2.1 “Award Agreement” shall mean the agreement executed by a Participant pursuant to Sections 3.2 and 10.4 of the Plan in connection with the granting of a Stock Option.

          2.2 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

          2.3 “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a person or entity who was not a stockholder of the Company immediately following consummation of the Exchange, or an affiliate of such a stockholder (such person or entity being a “Third Party”), (ii) a sale by any persons or entities who are stockholders of the Company immediately prior to the date of such sale, or any of their affiliates, resulting in more than 50% of the voting stock of the Company being held by a Third Party, or (iii) the acquisition by a Third Party of the ability to appoint a majority of the Board.

          2.4 “Code” shall mean the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

          2.5 “Committee” shall mean the Compensation Committee established from time to time in the sole discretion of the Board to administer the Plan, as described in Section 3 of the Plan, which shall consist solely of two or more directors who are non-employee directors for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, and who are outside directors for purposes of Section 162(m) of the Code and the regulations promulgated thereunder.

          2.6 “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan.

          2.7 “Company” shall mean Pacific Aerospace & Electronics, Inc., a Washington corporation, or any successor corporation to Pacific Aerospace & Electronics, Inc.

          2.8 “Exchange” shall mean the exchange of the Company’s 111/4% senior subordinated notes due 2005 which occurred as of March 19, 2002.

          2.9 “Non-Qualified Stock Option” means any Stock Option granted pursuant to Section 6 of the Plan (and the relevant Award Agreement) that is not (and is specifically designated as not being) an incentive stock option within the meaning of Section 422 of the Code.

          2.10 “Participant” shall mean any individual who is selected from time to time under Section 5 to receive a Stock Option under the Plan.

          2.11 “Plan” shall mean the Pacific Aerospace & Electronics, Inc. 2002 Stock Option Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

          2.12 “Stock Option” shall mean an award made to a Participant pursuant to Section 6 of the Plan.

          2.13 “Subsidiary(ies)” shall mean any corporation (other than the Company), partnership or limited liability company in an unbroken chain of entities, including and beginning with the Company, if each of such entities, other than the last entity in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock, partnership or membership interests in one of the other entities in such chain.

     3. Administration.

          3.1 General. The Plan shall be administered by the Committee.

          3.2 Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) granting Stock Options in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Stock Options as the Committee shall deem appropriate, and (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to the selection for participation in the Plan and/or the granting of any Stock Options to Participants. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon the Company all Participants and any person(s) claiming under or through any Participants.

     4. Term of Plan/Common Stock Subject to Plan.

          4.1 Term. The Plan shall terminate on February 26, 2012, except with respect to Stock Options then outstanding. After such date no further Stock Options shall be granted under the Plan, and Stock Options then outstanding shall continue in accordance with the terms set forth in the respective Award Agreements.

          4.2 Common Stock. The maximum number of shares of Common Stock in respect of which Stock Options may be granted under the Plan, subject to adjustment as provided in Section 8.2 of the Plan, shall not exceed 4,373,430 shares of Common Stock. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan. If any Stock Options expire unexercised or are forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were thereto subject (or potentially subject) to such Stock Options shall again be available for grants of Stock Options under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement.

     5. Eligibility. Individuals eligible for Stock Options under the Plan shall be determined by the Committee in its sole discretion and shall be limited to employees, non-employee directors of and consultants to the Company and its Subsidiaries, and persons who may become such employees, non-employee directors and consultants.

     6. Stock Options.

          6.1 Terms and Conditions. Stock Options granted under the Plan shall be in respect of Common Stock and shall be in the form of Non-Qualified Stock Options (“Stock Options”). Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.

          6.2 Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve.

          6.3 Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee in its sole discretion at the time of grant and indicated in the Participant’s Award Agreement.

          6.4 Term. The term of each Stock Option shall be such a period of time as is fixed by the Committee.

          6.5 Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft or money order payable to the order of the Company, or, if permitted by the Committee, in its sole discretion, by delivery of shares of Common Stock already owned by the Participant for at least six (6) months, or by such other form of payment as shall be acceptable to the Committee. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again. The Company may as a condition of exercise require an Optionee to enter into a subscription agreement with such terms and conditions as the Committee shall determine, including but not limited to transfer restrictions, calls upon termination of employment and drag along rights.

          6.6 Maximum Grant. During any calendar year, no Participant may receive Stock Options to purchase more than all the shares of Common Stock issuable under the Plan.

     7. Non-transferability of Stock Options.

          7.1 Stock Options. Unless otherwise provided in a Participant’s Award Agreement, no Stock Option under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by a Participant or pursuant to the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance. Unless otherwise provided in a Participant’s Award Agreement, during the lifetime of a Participant, Stock Options are exercisable only by the Participant.

     8. Changes in Capitalization and Other Matters.

          8.1 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Stock Options granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board, the Committee, the Company or any Subsidiary, or any employees, officers, shareholders or agents of the Company or any Subsidiary, as a result of any such action.

          8.2 Changes in Capital Structure. Stock Options granted under the Plan and any agreements evidencing such Stock Options, the maximum number of shares of Common Stock subject to all Stock Options stated in Section 4.2, and the maximum number of shares subject to Stock Options that a Participant can receive in any calendar year pursuant to Section 6.6, shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of stock or other consideration subject to such Stock Options or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, Change in Control, or other relevant changes in capitalization occurring after the date of grant of any such Stock Option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

          Notwithstanding the above, in the event of any of the following,

A.	The Company is merged or consolidated with another corporation or entity;

B.	All or substantially all of the assets of the Company are acquired by another person;

C.	The reorganization or liquidation of the Company;

D.	The occurrence of a Change in Control; or

E.	The Company entering into a written agreement to undergo an event described in clauses A through D above;

then the Committee may, in its discretion, and upon at least ten (10) days advance notice to the affected persons, cancel any or all outstanding Stock Options and cause the holders thereof to be paid, in cash or stock (including any stock of a successor or acquirer), or any combination thereof, the value of such Stock Options as determined by the Board, based upon the excess of the value of a share of Common Stock over the exercise price per share.

          8.3 Change in Control. In the event of a Change in Control, any outstanding Stock Options then held by Participants which are unexercisable or otherwise unvested, shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change in Control.

     9. Amendment, Suspension and Termination.

          9.1 In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that no such amendment may without the approval of the Company’s shareholders (i) increase the number of shares of Common Stock available for Stock Options under Section 4.2, or (ii) increase the maximum annual grant under Section 6.6. In addition, no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Stock Options, without the consent of such Participant.

          9.2 Award Agreement Modifications. The Committee may, in its sole discretion, amend or modify at any time and from time to time the restrictions, terms and conditions of any outstanding Stock Option in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially established the restrictions, terms and conditions of such Stock Option. No such amendment or modification shall, however, materially and adversely affect the rights of any Participant under any such Stock Option without the consent of such Participant.

     10. Miscellaneous.

          10.1 Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option, any federal, state, local, foreign or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.

          10.2 No Right to Employment. Neither the adoption of the Plan, the granting of any Stock Option, nor the execution of any Award Agreement, shall confer upon any employee, director or consultant of the Company or any Subsidiary any right to continued employment, Board membership or consulting relationship with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment, directorship or consulting relationship of any employee, director or consultant at any time for any reason, even if such termination adversely affects such Participant’s Stock Options.

          10.3 Listing, Registration and Other Legal Compliance. No Stock Options or shares of the Common Stock shall be required to be issued or granted under the Plan or any Award Agreement unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of Common Stock delivered under the Plan may bear appropriate legends and may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the granting of any Stock Option, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Stock Option, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

          10.4 Award Agreements. The Company shall effect the granting of Stock Options under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee. Each Participant receiving a Stock Option under the Plan shall enter into an Award Agreement with the Company in such form as specified by the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the Stock Option set forth therein and in the Plan.

          10.5 Designation of Beneficiary. Each Participant to whom a Stock Option has been granted under the Plan may designate a beneficiary or beneficiaries to exercise any Stock Option or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

          10.6 Leaves of Absence/Transfers. The Board shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Board may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

          10.7 Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Washington, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

     10.8 Effective Date. The Plan shall be effective as of the date of its approval by the Board, subject to the approval of the Plan by the Company’s shareholders in accordance with Sections 162(m) and 422 of the Code and the regulations promulgated thereunder. If such approval is not obtained, this Plan and any Stock Options granted under the Plan shall be null and void and of no force and effect.

     IN WITNESS WHEREOF, this Plan is adopted by the Company on this      , 2002.

PACIFIC AEROSPACE & ELECTRONICS, INC.

By:

Donald A. Wright
President and Chief Executive Officer

APPENDIX F

RCW Chapter 23B.13

Dissenters’ Rights Statute

RCW 23B.13.010
Definitions.

As used in this chapter:

     (1)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3)  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4)  “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7)  “Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

RCW 23B.13.020
Right to dissent.

     (1)  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2)  A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3)  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 § 37; 1989 c 165 § 141.]

RCW 23B.13.030
Dissent by nominees and beneficial owners.

     (1)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

     (2)  A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 § 142.]

RCW 23B.13.200
Notice of dissenters’ rights.

     (1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

     (2)  If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220. [1989 c 165 § 143.]

RCW 23B.13.210
Notice of intent to demand payment.

     (1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2)  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1989 c 165 § 144.]

RCW 23B.13.220
Dissenters’ notice.

     (1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2)  The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter. [1989 c 165 § 145.]

RCW 23B.13.230
Duty to demand payment.

     (1)  A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

     (2)  The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3)  A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [1989 c 165 § 146.]

RCW 23B.13.240
Share restrictions.

     (1)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 § 147.]

RCW 23B.13.250
Payment.

     (1)  Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

     (2)  The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280 and

(e) A copy of this chapter. [1989 c 165 § 148.]

RCW 23B.13.260
Failure to take action.

     (1)  If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 § 149.]

RCW 23B.13.270
After-acquired shares.

     (1)  A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2)  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [1989 c 165 § 150.]

RCW 23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

     (1)  A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2)  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [1989 c 165 § 151.]

RCW 23B.13.300
Court action.

     (1)  If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2)  The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4)  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6)  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

RCW 23B.13.310
Court costs and counsel fees.

     (1)  The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

PACIFIC AEROSPACE & ELECTRONICS, INC.
Special Meeting of Shareholders, December      , 2002
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of Donald A. Wright and Matthew C. Kaufman proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Special Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. (the “Company”), on December      , 2002, and any adjournments of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED: DONALD A. WRIGHT, PHILIP RAYGORODETSKY, MATTHEW C. KAUFMAN, RICHARD W. DETWEILER AND CARL H. GOLDSMITH. YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE OF THE NOMINEES BY WRITING THEIR NAME IN THE SPACE PROVIDED BELOW.

[ ] FOR all nominees	[ ] WITHHOLD AUTHORITY
listed above (except as indicated to the	to vote for all nominees listed above
contrary below)

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 SHARES TO 20,000,000,000 SHARES:

[ ] FOR	[ ] AGAINST	[ ] ABSTENTION

3.	PROPOSAL TO APPROVE A 200-FOR-1 REVERSE STOCK SPLIT OF THE COMPANY’S THEN AUTHORIZED, ISSUED AND OUTSTANDING SHARES OF COMMON STOCK (WITHOUT AFFECTING PAR VALUE):

[ ] FOR	[ ] AGAINST	[ ] ABSTENTION

4.	PROPOSAL TO APPROVE THE NEW STOCK OPTION PLAN OF THE COMPANY:

[ ] FOR	[ ] AGAINST	[ ] ABSTENTION

5.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED MAY 31, 2002:

[ ] FOR	[ ] AGAINST	[ ] ABSTENTION

6.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR approval of proposals 2 through 5 and FOR election of the following nominees for Director: Donald A. Wright, Matthew C. Kaufman, Philip Raygorodetsky, Richard W. Detweiler and Carl H. Goldsmith, unless an exception is indicated to the contrary above. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares: Date: , 2002

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable. A corporation must be signed for by the president or other authorized officer.

The Special Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. will be held at the West Coast Wenatchee Convention Center, 121 North Wenatchee Avenue, Wenatchee, Washington, on December        , 2002, at 9:00 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.

2